Exhibit 99.02

Report of Independent Registered Public Accounting Firm

The Board of Directors of NuStar GP, LLC

and Unitholders of NuStar Energy L.P.:

We have audited the accompanying consolidated balance sheets of NuStar Energy L.P. (a Delaware limited partnership) and subsidiaries (the Partnership) as of December 31, 2010 and 2009, and the related consolidated statements of income, partners’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NuStar Energy L.P. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), NuStar Energy L.P. and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2011 expressed an unqualified opinion on the effectiveness of the Partnership’s internal control over financial reporting.

/s/ KPMG LLP

San Antonio, Texas
February 25, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors of NuStar GP, LLC

and Unitholders of NuStar Energy L.P.:

We have audited NuStar Energy L.P. (a Delaware limited partnership) and subsidiaries’ (the Partnership’s) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Partnership’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, NuStar Energy L.P. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of NuStar Energy L.P. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, partners’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated February 25, 2011 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

San Antonio, Texas
February 25, 2011

NUSTAR ENERGY L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, Except Unit Data)

		December 31,
		2010		2009
Assets
Current assets:
Cash and cash equivalents	$	181,121	$	62,006
Accounts receivable, net of allowance for doubtful accounts of $1,457 and $1,351 as of December 31, 2010 and 2009, respectively		302,053		211,797
Inventories		413,537		387,794
Other current assets		42,796		73,122

Total current assets		939,507		734,719

Property, plant and equipment, at cost		4,021,319		3,721,904
Accumulated depreciation and amortization		(833,862)		(693,708)

Property, plant and equipment, net		3,187,457		3,028,196
Intangible assets, net		43,033		44,127
Goodwill		813,270		807,742
Investment in joint venture		69,603		68,728
Deferred income tax asset		8,138		13,893
Other long-term assets, net		325,385		77,268

Total assets		$5,386,393		$4,774,673

Liabilities and Partners’ Equity

Current liabilities:
Current portion of long-term debt	$	832	$	770
Accounts payable		282,382		205,605
Payable to related party		10,345		10,639
Notes payable		-		20,000
Accrued interest payable		29,706		21,529
Accrued liabilities		57,953		64,651
Taxes other than income tax		10,718		15,534
Income tax payable		1,293		26

Total current liabilities		393,229		338,754

Long-term debt, less current portion		2,136,248		1,828,993
Long-term payable to related party		10,088		7,663
Deferred income tax liability		29,565		26,909
Other long-term liabilities		114,563		87,386
Commitments and contingencies (Note 13)

Partners’ equity:
Limited partners (64,610,549 and 60,210,549 common units outstanding as of December 31, 2010 and 2009, respectively)		2,598,873		2,423,689
General partner		57,327		53,469
Accumulated other comprehensive income		46,500		7,810

Total partners’ equity		2,702,700		2,484,968

Total liabilities and partners’ equity	$	5,386,393	$	4,774,673

See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Thousands of Dollars, Except Unit and Per Unit Data)

		Year Ended December 31,
		2010		2009		2008
Revenues:
Services revenues	$	791,314	$	745,349	$	740,630
Product sales		3,611,747		3,110,522		4,088,140

Total revenues		4,403,061		3,855,871		4,828,770

Costs and expenses:
Cost of product sales		3,350,429		2,883,187		3,864,310
Operating expenses:
Third parties		348,398		334,065		326,957
Related party		137,634		124,827		115,291

Total operating expenses		486,032		458,892		442,248
General and administrative expenses:
Third parties		38,687		35,855		31,442
Related party		71,554		58,878		44,988

Total general and administrative expenses		110,241		94,733		76,430
Depreciation and amortization expense		153,802		145,743		135,709

Total costs and expenses		4,100,504		3,582,555		4,518,697

Operating income		302,557		273,316		310,073
Equity in earnings of joint venture		10,500		9,615		8,030
Interest expense, net		(78,280)		(79,384)		(90,818)
Other income, net		15,934		31,859		37,739

Income before income tax expense		250,711		235,406		265,024
Income tax expense		11,741		10,531		11,006

Net income	$	238,970	$	224,875	$	254,018

Net income per unit applicable to limited partners (Note 20)	$	3.19	$	3.47	$	4.22

Weighted average limited partner units outstanding		62,946,987		55,232,467		53,182,741

See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

		Year Ended December 31,
		2010		2009		2008
Cash Flows from Operating Activities:
Net income	$	238,970	$	224,875	$	254,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense		153,802		145,743		135,709
Amortization of debt related items		(7,767)		(7,122)		(6,447)
Gain on sale or disposition of assets, including insurance recoveries		(12,990)		(30,704)		(26,456)
Deferred income tax (benefit) expense		(1,733)		(2,037)		37
Equity in earnings of joint ventures		(10,500)		(9,615)		(8,030)
Distributions of equity in earnings of joint ventures		9,625		9,700		2,835
Changes in current assets and current liabilities (Note 21)		(6,867)		(142,898)		133,017
Other, net		(40)		(7,360)		498

Net cash provided by operating activities		362,500		180,582		485,181

Cash Flows from Investing Activities:
Reliability capital expenditures		(50,562)		(44,951)		(55,669)
Strategic capital expenditures		(219,268)		(163,605)		(146,474)
East Coast Asphalt Operations acquisition		-		-		(803,184)
Other acquisitions		(43,026)		-		(7,027)
Investment in other long-term assets		(3,469)		(211)		-
Proceeds from sale or disposition of assets		2,610		29,680		50,813
Proceeds from insurance recoveries		13,500		11,382		5,000
Other, net		-		-		24

Net cash used in investing activities		(300,215)		(167,705)		(956,517)

Cash Flows from Financing Activities:
Proceeds from long-term debt borrowings		899,365		1,159,436		2,108,775
Proceeds from short-term debt borrowings		177,041		448,752		746,800
Proceeds from senior note offering, net of issuance costs		445,431		-		346,224
Long-term debt repayments		(1,204,313)		(1,190,247)		(2,025,784)
Short-term debt repayments		(197,041)		(450,872)		(736,037)
Proceeds from issuance of common units, net of issuance costs		240,148		288,761		236,215
Contributions from general partner		5,078		6,155		5,025
Distributions to unitholders and general partner		(305,154)		(263,896)		(241,940)
(Decrease) increase in cash book overdrafts		(4,289)		(761)		945
Other, net		-		-		(160)

Net cash provided by (used in) financing activities		56,266		(2,672)		440,063

Effect of foreign exchange rate changes on cash		564		6,426		(13,190)

Net increase (decrease) in cash and cash equivalents		119,115		16,631		(44,463)
Cash and cash equivalents as of the beginning of year		62,006		45,375		89,838

Cash and cash equivalents as of the end of year	$	181,121	$	62,006	$	45,375

See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY

Years Ended December 31, 2010, 2009 and 2008

(Thousands of Dollars, Except Unit Data)

					General Partner		Accumulated Other Comprehensive Income (Loss)		Total Partners’ Equity

	Limited Partners
	Units		Amount

Balance as of January 1, 2008	49,409,749	$	1,926,126	$	41,819	$	26,887	$	1,994,832

Net income	-		224,668		29,350		-		254,018
Other comprehensive loss: Foreign currency translation	-		-		-		(41,153)		(41,153)

Total comprehensive income (loss)	-		224,668		29,350		(41,153)		212,865

Cash distributions to partners	-		(213,547)		(28,393)		-		(241,940)
Issuance of common units in April 2008 and related contribution from general partner	5,050,800		236,215		5,025		-		241,240

Balance as of December 31, 2008	54,460,549		2,173,462		47,801		(14,266)		2,206,997

Net income	-		192,239		32,636		-		224,875
Other comprehensive income (loss): Foreign currency translation	-		-		-		22,316		22,316
Unrealized loss on cash flow hedges	-		-		-		(240)		(240)

Total comprehensive income	-		192,239		32,636		22,076		246,951

Cash distributions to partners	-		(230,773)		(33,123)		-		(263,896)
Issuance of common units in November 2009 and related contribution from general partner	5,750,000		288,761		6,155		-		294,916

Balance as of December 31, 2009	60,210,549		2,423,689		53,469		7,810		2,484,968

Net income	-		201,553		37,417		-		238,970
Other comprehensive income (loss): Foreign currency translation	-		-		-		3,450		3,450
Net unrealized gain on cash flow hedges	-		-		-		33,560		33,560
Net loss reclassified into income on cash flow hedges	-		-		-		1,680		1,680

Total comprehensive income	-		201,553		37,417		38,690		277,660

Cash distributions to partners	-		(266,517)		(38,637)		-		(305,154)
Issuance of common units in May 2010 and related contribution from general partner	4,400,000		240,148		5,078		-		245,226

Balance as of December 31, 2010	64,610,549	$	2,598,873	$	57,327	$	46,500	$	2,702,700

See Notes to Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2010, 2009 and 2008

1. ORGANIZATION AND OPERATIONS

Organization

NuStar Energy L.P. (NuStar Energy) (NYSE: NS) is engaged in the terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and asphalt and fuels marketing. Unless otherwise indicated, the terms “NuStar Energy L.P.,” “the Partnership,” “we,” “our” and “us” are used in this report to refer to NuStar Energy L.P., to one or more of our consolidated subsidiaries or to all of them taken as a whole. NuStar GP Holdings, LLC (NuStar GP Holdings) (NYSE: NSH) owns our general partner, Riverwalk Logistics, L.P., and owns a 17.6% total interest in us as of December 31, 2010.

Operations

We conduct our operations through our subsidiaries, primarily NuStar Logistics, L.P. (NuStar Logistics) and NuStar Pipeline Operating Partnership L.P. (NuPOP). We have three business segments: storage, transportation, and asphalt and fuels marketing.

Storage. We own terminal and storage facilities in the United States, the Netherlands, including St. Eustatius in the Caribbean, Canada, the United Kingdom and Mexico providing approximately 80.4 million barrels of storage capacity. Our terminals provide storage and handling services on a fee basis for petroleum products, specialty chemicals and other liquids, including crude oil and other feedstocks.

Transportation. We own common carrier refined product pipelines in Texas, Oklahoma, Colorado, New Mexico, Kansas, Nebraska, Iowa, South Dakota, North Dakota and Minnesota covering approximately 5,605 miles, consisting of the Central West System, the East Pipeline and the North Pipeline. The East and North Pipelines also include 21 terminals providing storage capacity of 4.6 million barrels, and the East Pipeline includes two tank farms providing storage capacity of 1.2 million barrels. In addition, we own a 2,000 mile anhydrous ammonia pipeline located in Louisiana, Arkansas, Missouri, Illinois, Indiana, Iowa and Nebraska. We also own 812 miles of crude oil pipelines in Texas, Oklahoma, Kansas, Colorado and Illinois, as well as associated crude oil storage facilities providing storage capacity of 1.9 million barrels in Texas and Oklahoma that are located along the crude oil pipelines. We charge tariffs on a per barrel basis for transporting refined products, crude oil and other feedstocks in our refined product and crude oil pipelines and on a per ton basis for transporting anhydrous ammonia in our ammonia pipeline.

Asphalt and Fuels Marketing. Our asphalt and fuels marketing segment includes our asphalt refining operations and our fuels marketing operations. We refine crude oil to produce asphalt and certain other refined products from our asphalt operations. Our asphalt operations include two asphalt refineries with a combined throughput capacity of 104,000 barrels per day and related terminal facilities providing storage capacity of 5.0 million barrels. Additionally, as part of our fuels marketing operations, we purchase crude oil, gasoline and other refined petroleum products for resale. The activities of the asphalt and fuels marketing segment expose us to the risk of fluctuations in commodity prices, which has a direct impact on the results of operations for the asphalt and fuels marketing segment. We enter into derivative contracts to mitigate the effect of commodity price fluctuations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The accompanying consolidated financial statements represent the consolidated operations of the Partnership and our subsidiaries. Inter-partnership balances and transactions have been eliminated in consolidation. The operations of certain pipelines and terminals in which we own an undivided interest are proportionately consolidated in the accompanying consolidated financial statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates based on currently available information. Management may revise estimates due to changes in facts and circumstances.

Cash and Cash Equivalents

Cash equivalents are all highly liquid investments with an original maturity of three months or less when acquired.

Accounts Receivable

Accounts receivable represent valid claims against non-affiliated customers for products sold or services rendered. We extend credit terms to certain customers after review of various credit indicators, including the customer’s credit rating. Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at the time of their review.

Inventories

Inventories consist of crude oil, refined petroleum products, and material and supplies. Inventories, except those associated with a qualifying fair value hedge, are valued at the lower of cost or market. Cost is determined using the weighted-average cost method. Our inventory, other than materials and supplies, consists of one end-product category, petroleum products, which we include in the asphalt and fuels marketing segment. Accordingly, we determine lower of cost or market adjustments on an aggregate basis. Inventories associated with qualifying fair value hedges are valued at current market prices. Materials and supplies are valued at the lower of average cost or market.

Property, Plant and Equipment

We record additions to property, plant and equipment, including reliability and strategic capital expenditures, at cost.

Reliability capital expenditures are capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of existing assets and extend their useful lives. Strategic capital expenditures are capital expenditures to expand or upgrade the operating capacity, increase efficiency or increase the earnings potential of existing assets, whether through construction or acquisition, along with certain capital expenditures related to support functions. Repair and maintenance costs associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred.

Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. Gains or losses on sales or other dispositions of property are recorded in income and are reported in “Other income, net” in the consolidated statements of income. When property or equipment is retired or otherwise disposed of, the difference between the carrying value and the net proceeds is recognized in the year retired.

Goodwill and Intangible Assets

Goodwill acquired in a business combination is not amortized and is tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. We use October 1 as our annual valuation date for the impairment test. Based on the results of the impairment tests performed as of October 1, 2010, 2009 and 2008, no impairment had occurred.

Intangible assets are recorded at cost and are assets that lack physical substance (excluding financial assets). Intangible assets with finite useful lives are amortized on a straight-line basis over five to 47 years.

Investment in Joint Venture

We account for our investment in the joint venture using the equity method of accounting.

ST Linden Terminals, LLC. The 44-acre facility provides deep-water terminalling capabilities at New York Harbor and primarily stores petroleum products, including gasoline, jet fuel and fuel oils. As part of our acquisition of Kaneb Services LLC (KSL) and Kaneb Pipe Line Partners, L.P. (KPP, and, together with KSL, Kaneb) on July 1, 2005 (the Kaneb Acquisition), we acquired an investment in ST Linden Terminals, LLC (Linden). Linden is owned 50% by the Partnership and 50% by NIC Holding Corp. In connection with the Kaneb Acquisition, we recorded our investment in

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Linden at fair value, which exceeded our 50% share of its members’ equity. This excess totaled $43.6 million and $43.9 million as of December 31, 2010 and 2009, respectively, of which $8.0 million is being amortized into expense over the average life of the assets held by Linden, or 25 years. The remaining balance not amortized represents goodwill of Linden.

Skelly-Belvieu Pipeline Company. The Skelly-Belvieu Pipeline Company (Skelly-Belvieu) owns a liquefied petroleum gas pipeline that begins in Skellytown, Texas and extends to Mont Belvieu, Texas near Houston. On December 1, 2008, we agreed to dispose of our interest in Skelly-Belvieu. See Note 4. Acquisitions and Dispositions below for further discussion on Skelly-Belvieu.

Other Long-Term Assets

“Other long-term assets, net” primarily include the following:

—

funds deposited with a trustee related to revenue bonds issued by the Parish of St. James associated with our St. James terminal expansion (see Note 11. Debt for additional information on the Gulf Opportunity Zone Revenue Bonds);

—	asphalt tank heel inventory and ammonia pipeline linefill;
—	the fair value of our interest rate swap agreements;
—	deferred financing costs amortized over the life of the related debt obligation using the effective interest method;
—

deferred dry-docking costs incurred in connection with major maintenance activities on our marine vessels, which are amortized over the period of time estimated to lapse until the next dry-docking occurs;

—	deferred costs incurred in connection with acquiring a customer contract, which is amortized over the life of the contract; and
—	deferred refinery shutdown costs in connection with annual major maintenance on our asphalt production units, which are amortized based on units of production over the following year.

Impairment of Long-Lived Assets

We review long-lived assets, including property, plant and equipment and investment in joint venture, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We perform the evaluation of recoverability using undiscounted estimated net cash flows generated by the related asset. If we deem an asset to be impaired, we determine the amount of impairment as the amount by which the net carrying value exceeds its fair value. We believe that the carrying amounts of our long-lived assets as of December 31, 2010 are recoverable.

Taxes Other than Income Taxes

Taxes other than income taxes include liabilities for ad valorem taxes, franchise taxes, sales and use taxes, excise fees and taxes and value added taxes.

Income Taxes

We are a limited partnership and generally are not subject to federal or state income taxes. Accordingly, our taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, is generally included in the federal and state income tax returns of our partners. For transfers of publicly held units subsequent to our initial public offering, we have made an election permitted by Section 754 of the Internal Revenue Code to adjust the common unit purchaser’s tax basis in our underlying assets to reflect the purchase price of the units. This results in an allocation of taxable income and expenses to the purchaser of the common units, including depreciation deductions and gains and losses on sales of assets, based upon the new unitholder’s purchase price for the common units.

We conduct certain of our operations through taxable wholly owned corporate subsidiaries. We account for income taxes related to our taxable subsidiaries using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred taxes using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

We recognize a tax position if it is more-likely-than-not that the tax position will be sustained, based on the technical merits of the position, upon examination. We record uncertain tax positions in the financial statements at the largest amount of benefit that is more-likely-than-not to be realized. We had no unrecognized tax benefits as of December 31, 2010 and 2009.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NuStar Energy or certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. For U.S. federal and state purposes, tax years subject to examination are 2006 through 2010 and for our major non-U.S. jurisdictions, tax years subject to examination are 2004 through 2010, both according to standard statute of limitations.

Asset Retirement Obligations

We record a liability for asset retirement obligations, at the fair value of the estimated costs to retire a tangible long-lived asset at the time we incur that liability, which is generally when the asset is purchased, constructed or leased, when we have a legal obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the obligation can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we record the liability when sufficient information is available to estimate the fair value.

We have asset retirement obligations with respect to certain of our assets due to various legal obligations to clean and/or dispose of those assets at the time they are retired. However, these assets can be used for an extended and indeterminate period of time as long as they are properly maintained and/or upgraded. It is our practice and current intent to maintain our assets and continue making improvements to those assets based on technological advances. As a result, we believe that our assets have indeterminate lives for purposes of estimating asset retirement obligations because dates or ranges of dates upon which we would retire these assets cannot reasonably be estimated at this time. When a date or range of dates can reasonably be estimated for the retirement of any asset, we estimate the costs of performing the retirement activities and record a liability for the fair value of these costs.

We also have legal obligations in the form of leases and right-of-way agreements, which require us to remove certain of our assets upon termination of the agreement. However, these lease or right-of-way agreements generally contain automatic renewal provisions that extend our rights indefinitely or we have other legal means available to extend our rights. We have recorded a liability of approximately $0.6 million as of December 31, 2010 and 2009, which is included in “Other long-term liabilities” in the consolidated balance sheets, for conditional asset retirement obligations related to the retirement of terminal assets with lease and right-of-way agreements.

Environmental Remediation Costs

Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. These environmental obligations are based on estimates of probable undiscounted future costs over a 20-year time period using currently available technology and applying current regulations, as well as our own internal environmental policies. The environmental liabilities have not been reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.

Product Imbalances

We incur product imbalances as a result of variances in pipeline meter readings and volume fluctuations within the East Pipeline system due to pressure and temperature changes. We use quoted market prices as of the reporting date to value our assets and liabilities related to product imbalances. Product imbalance liabilities are included in “Accrued liabilities” and product imbalance assets are included in “Other current assets” in the consolidated balance sheets.

Revenue Recognition

Revenues for the storage segment include fees for tank storage agreements, whereby a customer agrees to pay for a certain amount of storage in a tank over a period of time (storage lease revenues), and throughput agreements, whereby a customer pays a fee per barrel for volumes moving through our terminals and tanks (throughput revenues). Our terminals also provide blending, handling and filtering services. Our facilities at Point Tupper and St. Eustatius also charge fees to provide ancillary services such as pilotage, tug assistance, line handling, launch service, emergency response services and other ship services. Storage lease revenues are recognized when services are provided to the customer. Throughput revenues are recognized as refined products are received in or delivered out of our terminal and as crude oil and certain other refinery feedstocks are received by the related refinery. Revenues for ancillary services are recognized as those services are provided.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revenues for the transportation segment are derived from interstate and intrastate pipeline transportation of refined product, crude oil and anhydrous ammonia. Transportation revenues (based on pipeline tariffs) are recognized as the refined product, crude oil or anhydrous ammonia is delivered out of the pipelines.

Revenues from the sale of asphalt and other petroleum products, which are included in our asphalt and fuels marketing segment, are recognized when product is delivered to the customer and title and risk pass to the customer. Additionally, the revenues of our asphalt and fuels marketing segment include the mark-to-market impact of certain derivative instruments that are part of our limited trading program.

We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, use, value added and some excise taxes. These taxes are not included in revenue.

Income Allocation

Our net income for each quarterly reporting period is first allocated to the general partner in an amount equal to the general partner’s incentive distribution calculated based upon the declared distribution for the respective reporting period. We allocate the remaining net income among the limited and general partners in accordance with their respective 98% and 2% interests.

Net Income per Unit Applicable to Limited Partners

We have identified the general partner interest and incentive distribution rights (IDR) as participating securities and use the two-class method when calculating the net income per unit applicable to limited partners, which is based on the weighted-average number of common units outstanding during the period.

In 2008, the Financial Accounting Standards Board (FASB) provided additional guidance clarifying the application of the two-class method to calculate earnings per unit for master limited partnerships with IDR that are accounted for as equity interests. Under the new guidance, effective January 1, 2009, a master limited partnership must allocate earnings to its IDR in the calculation of earnings per unit. The terms of our partnership agreement limit distributions to the IDR holders to the amount of available cash calculated for the period. As a result, IDR are not allocated undistributed earnings or distributions in excess of earnings, thus the effect of adopting the additional guidance was not significant to our calculation of earnings per unit. Previous periods have been restated to conform to this presentation. Basic and diluted net income per unit applicable to limited partners are the same as we have no potentially dilutive securities outstanding.

Comprehensive Income

Comprehensive income consists of net income and other gains and losses affecting partners’ equity that are excluded from net income, such as foreign currency translation adjustments and mark-to-market adjustments on derivative instruments designated and qualifying as cash flow hedges.

Derivative Financial Instruments

We record commodity derivative instruments in the consolidated balance sheets at fair value based on quoted market prices. We recognize mark-to-market adjustments for derivative instruments designated and qualifying as fair value hedges (Fair Value Hedges) and the related change in the fair value of the associated hedged physical inventory or firm commitment within “Cost of product sales.” For derivative instruments designated and qualifying as cash flow hedges (Cash Flow Hedges), we record the effective portion of mark-to-market adjustments as a component of “Accumulated other comprehensive income” (AOCI) until the underlying hedged forecasted transactions occur and are recognized in income. Any hedge ineffectiveness is recognized immediately in “Cost of product sales.” Once a hedged transaction occurs, we reclassify the effective portion from AOCI to “Cost of product sales.” For derivative instruments that do not qualify for hedge accounting (Economic Hedges and Other Derivatives), we record the mark-to-market adjustments in “Cost of product sales” or “Operating expenses.”

We are a party to certain interest rate swap agreements for the purpose of hedging the interest rate risk associated with a portion of our fixed-rate senior notes. Under the terms of our fixed-to-floating interest rate swap agreements, we will receive a fixed rate and will pay a variable rate that varies with each agreement. We account for the fixed-to-floating interest rate swaps as fair value hedges and recognize the fair value of each interest rate swap in the consolidated balance sheets. The interest rate swap agreements qualify for the shortcut method of accounting. As a result, changes in the fair value of the swaps completely offset the changes in the fair value of the underlying hedged debt.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We are also a party to forward-starting interest rate swap agreements related to forecasted probable debt issuances. Under the terms of these swaps, we will pay a fixed rate and receive a rate based on three month USD LIBOR. We entered into the swaps in order to hedge the risk of changes in the interest payments attributable to changes in the benchmark interest rate during the period from the effective date of the swap to the issuance of the forecasted debt. We account for the forward-starting interest rate swaps as cash flow hedges, and we recognize the fair value of each interest rate swap in the consolidated balance sheets. We record the effective portion of mark-to-market adjustments as a component of AOCI, and any hedge ineffectiveness is recognized immediately in “Interest expense, net.” The amount in AOCI will be amortized into “Interest expense, net” over the term of the forecasted debt.

From time to time, we also enter into derivative commodity instruments based on our analysis of market conditions in order to attempt to profit from market fluctuations. These derivative instruments are financial positions entered into without underlying physical inventory and are not considered hedges. We record these derivatives in the consolidated balance sheets as assets or liabilities at fair value with mark-to-market adjustments recorded in “Product sales.”

We formally document all relationships between hedging instruments and hedged items. This process includes identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. To qualify for hedge accounting, at inception of the hedge we assess whether the derivative instruments that are used in our hedging transactions are expected to be highly effective in offsetting changes in cash flows or the fair value of the hedged items. Throughout the designated hedge period and at least quarterly, we assess whether the derivative instruments are highly effective and continue to qualify for hedge accounting. To assess the effectiveness of the hedging relationship both prospectively and retrospectively, we use regression analysis to calculate the correlation of the changes in the fair values of the derivative instrument and related hedged item.

All cash flows associated with our commodity derivative instruments are classified as operating cash flows in the Consolidated Statements of Cash Flows.

See Note 15. Derivatives and Risk Management Activities for additional information regarding our derivative financial instruments.

Operating Leases

We recognize rent expense on a straight-line basis over the lease term, including the impact of both scheduled rent increases and free or reduced rents (commonly referred to as “rent holidays”).

Unit-based Compensation

NuStar GP, LLC, a wholly owned subsidiary of NuStar GP Holdings, has adopted various long-term incentive plans, which provide the Compensation Committee of the Board of Directors of NuStar GP, LLC with the right to grant employees and directors of NuStar GP, LLC providing services to NuStar Energy the right to receive NS common units. NuStar GP, LLC accounts for awards of NS common unit options, restricted units and performance awards at fair value as a derivative, whereby a liability for the award is recorded at inception. Subsequent changes in the fair value of the award are included in the determination of net income. NuStar GP, LLC determines the fair value of NS unit options using the Black-Scholes model at each reporting date. NuStar GP, LLC determines the fair value of NS restricted units and performance awards using the market price of NS common units at each reporting date. However, performance awards are earned only upon NuStar Energy’s achievement of an objective performance measure. NuStar GP, LLC records compensation expense each reporting period such that the cumulative compensation expense recognized equals the current fair value of the percentage of the award that has vested. NuStar GP, LLC records compensation expense related to NS unit options until such options are exercised, and compensation expense related to NS restricted units until the date of vesting.

NuStar GP Holdings has adopted a long-term incentive plan that provides the Compensation Committee of the Board of Directors of NuStar GP Holdings with the right to grant employees, consultants and directors of NuStar GP Holdings and its affiliates, including NuStar GP, LLC, rights to receive NuStar GP Holdings common units. NuStar GP Holdings accounts for awards of NSH restricted units and unit options granted to its directors or employees of NuStar GP, LLC at fair value. The fair value of NSH unit options is determined using the Black-Scholes model at the grant date, and the fair value of the NSH restricted unit equals the market price of NSH common units at the grant date. NuStar GP Holdings recognizes compensation expense for NSH restricted units and unit options ratably over the vesting period based on the fair value of the units at the grant date.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We reimburse NuStar GP, LLC for the expenses resulting from NS and NSH awards to employees and directors of NuStar GP, LLC. We include such compensation expense in “General and administrative expenses” on the consolidated statements of income. We do not reimburse NuStar GP, LLC for the expense resulting from NSH awards to non-employee directors of NuStar GP Holdings.

Margin Deposits

Margin deposits relate to our exchange-traded derivative contracts and generally vary based on changes in the value of the contracts. Margin deposits are included in “Other current assets” in the consolidated balance sheets.

Foreign Currency Translation

The functional currencies of our foreign subsidiaries are the local currency of the country in which the subsidiary is located, except for our subsidiaries located in St. Eustatius in the Caribbean (formerly the Netherlands Antilles), whose functional currency is the U.S. dollar. The assets and liabilities of our foreign subsidiaries with local functional currencies are translated to U.S. dollars at period-end exchange rates, and income and expense items are translated to U.S. dollars at weighted-average exchange rates in effect during the period. These translation adjustments are included in “Accumulated other comprehensive income” in the equity section of the consolidated balance sheets. Gains and losses on foreign currency transactions are included in “Other income, net” in the consolidated statements of income.

Reclassifications

Certain previously reported amounts in the 2009 and 2008 consolidated financial statements have been reclassified to conform to the 2010 presentation.

3. NEW ACCOUNTING PRONOUNCEMENTS

Goodwill Impairment

In December 2010, the FASB amended the goodwill impairment guidance for entities that have recognized goodwill and have reporting units that have a zero or negative carrying amount for purposes of performing step 1 of the goodwill impairment test. Goodwill is tested for impairment at the reporting unit level using a two step process. Step 1 compares the fair value of the reporting unit to the carrying amount of the reporting unit. If the carrying amount exceeds fair value, Step 2 is completed to measure the amount of impairment, if any. If the fair value exceeds the carrying amount, then no further steps are necessary and no impairment is recorded. For reporting units that have a zero or negative carrying amount, the amended guidance requires that step 2 be performed if qualitative factors indicate that it is more likely than not that goodwill impairment exists. The amended guidance is effective for interim and annual periods beginning after December 15, 2010. Accordingly, we will be required to comply with the amended guidance on January 1, 2011 and do not expect it to materially affect our financial position or results of operations.

Supplementary Pro Forma Information for Business Combinations

In December 2010, the FASB revised the guidance for pro forma disclosure requirements for business combinations. The accounting guidance for business combinations requires public entities to disclose certain pro forma financial information for material business combinations that occur during the period. Previously, public entities were required to disclose pro forma information as if the business combination had occurred as of the beginning of the year and had occurred as of the beginning of the comparable prior year. The revised guidance would require pro forma disclosures be presented as if the business combination occurred at the beginning of the prior annual period. The revised disclosure provisions are effective for business combinations with acquisition dates occurring in fiscal years beginning after December 15, 2010. We adopted these provisions on January 1, 2011.

Fair Value Measurements

In January 2010, the FASB issued additional guidance that requires new disclosures regarding significant transfers in and out of Level 1 and Level 2 fair value measurements and additional information on the roll forward of Level 3 fair value measurements. This guidance also clarified the existing provisions on determining the appropriate classes of assets and liabilities to be reported and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. This additional guidance is effective for interim and annual periods beginning after December 15, 2009, with the exception of the new requirements in the Level 3 roll forward, which will be effective for fiscal years beginning after December 15, 2010. We adopted these provisions effective January 1, 2010, except the requirements related to the Level 3 roll forward, which we adopted January 1, 2011, and they did not have a material impact on our disclosures.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4. ACQUISITIONS AND DISPOSITIONS

Asphalt Holdings, Inc.

On May 21, 2010, we acquired the capital stock of Asphalt Holdings, Inc. for $53.3 million, including liabilities assumed (Asphalt Holdings Acquisition). The acquisition includes three storage terminals with 24 storage tanks and an aggregate capacity of approximately 1.8 million barrels located in Alabama along the Mobile River. The consolidated statements of income include the results of operations for the Asphalt Holdings Acquisition commencing on May 21, 2010 in the storage segment. Since the effect of the Asphalt Holdings Acquisition was not significant, we have not presented pro forma financial information for the years ended December 31, 2010, 2009 and 2008 that give effect to the Asphalt Holdings Acquisition as of January 1, 2008. The Asphalt Holdings Acquisition was accounted for using the acquisition method. The purchase price has been preliminarily allocated based on the estimated fair values of the individual assets acquired and liabilities assumed at the date of acquisition pending completion of an independent appraisal and other evaluations.

CITGO Asphalt Refining Company Asphalt Operations and Assets

On March 20, 2008, we acquired CITGO Asphalt Refining Company’s asphalt operations and assets (the East Coast Asphalt Operations) for approximately $840.4 million. The East Coast Asphalt Operations include a 74,000 barrels-per-day (BPD) asphalt refinery in Paulsboro, New Jersey, a 30,000 BPD asphalt refinery in Savannah, Georgia and three asphalt terminals in Paulsboro, New Jersey, Savannah, Georgia and Wilmington, North Carolina.

We funded the acquisition with proceeds from our common unit offerings in November 2007 and April 2008, related contributions from our general partner to maintain its 2% interest, proceeds from our issuance of $350.0 million of senior notes and borrowings under our revolving credit agreement. The results of operations for the refineries, including the two related terminals in Paulsboro and Savannah, as well as the associated marketing activities, are included in the asphalt and fuels marketing segment. The results of operations for the Wilmington terminal are included in the storage segment.

The acquisition of the East Coast Asphalt Operations complemented our existing asphalt marketing operations by giving us exposure to the largest asphalt market in the United States, diversifying our customer base and expanding our geographic presence.

The acquisition of the East Coast Asphalt Operations was accounted for using the purchase method. The purchase price was allocated based on the estimated fair values of the individual assets acquired and liabilities assumed at the date of acquisition. The purchase price and final purchase price allocation were as follows (in thousands):

Cash paid for the East Coast Asphalt Operations	$	801,686
Transaction costs		1,498

Total cash paid		803,184
Fair value of liabilities assumed		37,238

Purchase price	$	840,422

Inventories	$	327,312
Other current assets		1,439
Property, plant and equipment		450,310
Goodwill		22,132
Intangible assets		11,510
Other long-term assets		27,719

Purchase price allocation	$	840,422

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The consolidated statements of income include the results of operations for the East Coast Asphalt Operations commencing on March 20, 2008. The unaudited pro forma financial information presented below combines the historical financial information for the East Coast Asphalt Operations and the Partnership for the year ended December 31, 2008. This information assumes that we:

—	completed the acquisition of the East Coast Asphalt Operations on January 1, 2008;
—	issued approximately 7.7 million common units for net proceeds of $379.3 million;
—	received a contribution from our general partner of approximately $8.0 million to maintain its 2% interest;
—	issued $350.0 million of 7.65% senior notes; and
—	borrowed approximately $69.0 million under our revolving credit agreement.

The following unaudited pro forma information is not necessarily indicative of the results of future operations:

		Year Ended December 31, 2008
		(Thousands of Dollars, Except Per Unit Data)

Revenues	$	5,008,623
Operating income		318,626
Net income		254,539

Net income per unit applicable to limited partners	$	4.13

Sale of Ardmore-Wynnewood and Trans-Texas Pipelines

On June 15, 2009, we sold the Ardmore-Wynnewood pipeline in Oklahoma and the Trans-Texas pipeline. We received proceeds of $29.0 million and recognized a gain of $21.4 million in “Other income, net” in the consolidated statements of income in 2009.

Sale of Investment in Skelly-Belvieu

On December 1, 2008, we agreed to dispose of our interest in the Skelly-Belvieu Pipeline Company, which owns a liquefied petroleum gas pipeline in Texas. We received proceeds of $36.0 million and recognized a gain of $18.9 million in “Other income, net” in the consolidated statements of income in 2008.

5. ALLOWANCE FOR DOUBTFUL ACCOUNTS

The changes in the allowance for doubtful accounts consisted of the following:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)

Balance as of beginning of year	$	1,351	$	1,174	$	365
Increase in allowance		506		613		973
Accounts charged against the allowance, net of recoveries		(396)		(453)		(119)
Foreign currency translation		(4)		17		(45)

Balance as of end of year	$	1,457	$	1,351	$	1,174

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

6. INVENTORIES

Inventories consisted of the following:

		December 31,
		2010		2009
		(Thousands of Dollars)

Crude oil	$	122,945	$	74,250
Finished products		281,197		302,980
Materials and supplies		9,395		10,564

Total	$	413,537	$	387,794

We purchase crude oil for the production of asphalt and other refined products, as well as for resale. Our finished products consist of asphalt, intermediates, gasoline, distillates and other petroleum products. We purchase gasoline, distillates and other petroleum products for resale. Materials and supplies mainly consist of blending and additive chemicals and maintenance materials used in our transportation and storage segments.

7. OTHER CURRENT ASSETS

Other current assets consisted of the following:

		December 31,
		2010		2009
		(Thousands of Dollars)

Prepaid expenses	$	20,255	$	16,845
Margin deposits		17,787		38,650
Product advances		2,738		13,045
Product imbalances		991		2,096
Other		1,025		2,486

Other current assets	$	42,796	$	73,122

8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consisted of the following:

	Estimated Useful Lives
			December 31,
			2010		2009
	(Years)		(Thousands of Dollars)

Land	-	$	123,805	$	118,040
Land and leasehold improvements	10 - 35		105,055		98,272
Buildings	15 - 40		64,528		56,992
Pipelines, storage and terminals	20 - 35		3,044,538		2,843,163
Refining equipment	20 - 35		447,848		424,220
Rights-of-way	20 - 40		101,538		101,587
Construction in progress	-		134,007		79,630

Total			4,021,319		3,721,904
Less accumulated depreciation and amortization			(833,862)		(693,708)

Property, plant and equipment, net		$	3,187,457	$	3,028,196

Capitalized interest costs added to property, plant and equipment totaled $3.7 million, $1.7 million and $5.1 million for the years ended December 31, 2010, 2009 and 2008, respectively. Depreciation and amortization expense for property, plant and equipment totaled $144.2 million, $136.1 million and $125.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

9. INTANGIBLE ASSETS

Intangible assets consisted of the following:

		December 31, 2010				December 31, 2009
		Cost		Accumulated Amortization		Cost		Accumulated Amortization
		(Thousands of Dollars)
Intangible assets subject to amortization:
Customer relationships	$	76,910	$	(35,983)	$	70,410	$	(28,529)
Non-compete agreements		-		-		1,515		(1,515)
Terminalling agreement		-		-		1,000		(1,000)
Other		2,809		(703)		2,809		(563)

Total	$	79,719	$	(36,686)	$	75,734	$	(31,607)

All of our intangible assets are subject to amortization. Amortization expense for intangible assets was $7.6 million for each of the years ended December 31, 2010, 2009 and 2008. The estimated aggregate amortization expense for the next five years is as follows:

Amortization Expense
(Thousands of Dollars)
2011	$ 7,843
2012	7,753
2013	7,753
2014	7,753
2015	7,753

10. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

		December 31,
		2010		2009
		(Thousands of Dollars)

Employee wages and benefit costs	$	21,216	$	15,959
Derivative liabilities		14,741		30,788
Unearned income		4,375		4,714
Environmental costs		2,659		2,798
Product imbalances		988		676
Other		13,974		9,716

Accrued liabilities	$	57,953	$	64,651

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

11. DEBT

Long-term debt consisted of the following:

		December 31,
		2010		2009
		(Thousands of Dollars)
$1.2 billion revolving credit agreement	$	188,282	$	525,126
4.80% senior notes due 2020, net of unamortized discount of ($848) and a fair value adjustment of ($29,483)		419,669		-
7.65% senior notes due 2018, net of unamortized discount of ($556) in 2010 and ($610) in 2009		349,444		349,390
6.05% senior notes due 2013, net of unamortized discount of ($145) in 2010 and ($209) in 2009 and a fair value adjustment of $7,580 in 2010 and $5,885 in 2009		237,367		235,608
6.875% senior notes due 2012, net of unamortized discount of ($48) in 2010 and ($80) in 2009 and a fair value adjustment of $3,083 in 2010 and $2,738 in 2009		103,035		102,658
7.75% senior notes due 2012, including a fair value adjustment of $9,023 in 2010 and $16,148 in 2009		259,023		266,148
5.875% senior notes due 2013, including a fair value adjustment of $5,247 in 2010 and $7,178 in 2009		255,247		257,178
Gulf Opportunity Zone revenue bonds		290,440		56,200
UK term loan		32,789		33,917
Port Authority of Corpus Christi note payable		1,784		3,538

Total debt		2,137,080		1,829,763
Less current portion		(832)		(770)

Long-term debt, less current portion	$	2,136,248	$	1,828,993

The long-term debt repayments are due as follows (in thousands):

2011	$	832
2012		571,969
2013		479,986
2014		-
2015		-
Thereafter		1,090,440

Total repayments		2,143,227
Net fair value adjustment and unamortized discount		(6,147)

Total debt	$	2,137,080

Interest payments totaled $91.4 million, $95.3 million and $103.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.

NuStar Logistics’ Senior Notes

On August 12, 2010, NuStar Logistics issued $450.0 million of 4.80% senior notes under our shelf registration statement for net proceeds of $445.4 million. The net proceeds were used to reduce outstanding borrowings under our 2007 Revolving Credit Agreement. The interest on the 4.80% senior notes is payable semi-annually in arrears on March 1 and September 1 of each year beginning on March 1, 2011. The notes will mature on September 1, 2020.

The $350.0 million of 7.65% senior notes mature in 2018, with interest payable semi-annually in arrears on April 15 and October 15 of each year. The interest rate payable on the notes is subject to adjustment if our debt rating is downgraded (or subsequently upgraded) by certain credit rating agencies.

The $229.9 million of 6.05% senior notes mature in 2013, with interest payable semi-annually in arrears on March 15 and September 15 of each year.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The $100.0 million of 6.875% senior notes mature in 2012, with interest payable semi-annually in arrears on January 15 and July 15 of each year.

The 4.80%, 7.65%, 6.05% and the 6.875% senior notes do not have sinking fund requirements. These notes rank equally with existing senior unsecured indebtedness of NuStar Logistics and contain restrictions on NuStar Logistics’ ability to incur secured indebtedness unless the same security is also provided for the benefit of holders of the senior notes. In addition, the senior notes limit NuStar Logistics’ ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions.

At the option of NuStar Logistics, the 4.80%, 7.65%, 6.05% and 6.875% senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date. The 6.05% and the 6.875% senior notes also include a change-in-control provision, which requires that (1) an investment-grade entity own, directly or indirectly, 51% of our general partner interests; and (2) we (or an investment-grade entity) own, directly or indirectly, all of the general partner and limited partner interests in NuStar Logistics.

NuPOP’s Senior Notes

As a result of the Kaneb Acquisition, we assumed the outstanding senior notes issued by NuPOP, having an aggregate face value of $500.0 million, and an aggregate fair value of $555.0 million. We use the effective interest method to amortize the difference between the fair value and the face value of the senior notes as a reduction of interest expense over the remaining lives of the senior notes.

The senior notes were issued in two series, the first of which bears interest at 7.75% annually (due semi-annually on February 15 and August 15) and matures February 15, 2012. The second series bears interest at 5.875% annually (due on June 1 and December 1) and matures June 1, 2013.

The 7.75% and 5.875% senior notes do not contain sinking fund requirements. These notes contain restrictions on our ability to incur indebtedness secured by liens, to engage in certain sale-leaseback transactions, to engage in certain transactions with affiliates, as defined, and to utilize proceeds from the disposition of certain assets. At the option of NuPOP, the 7.75% and 5.875% senior notes may be redeemed in whole or in part at any time at a redemption price, which includes a make-whole premium, plus accrued and unpaid interest to the redemption date.

The senior notes issued by NuStar Logistics are fully and unconditionally guaranteed by NuStar Energy. In connection with the Kaneb Acquisition, NuStar Energy fully and unconditionally guaranteed the outstanding senior notes issued by NuPOP. Additionally, effective July 1, 2005, both NuStar Logistics and NuPOP fully and unconditionally guaranteed the outstanding senior notes of the other. NuPOP will be released from its guarantee of senior notes issued by NuStar Logistics when it no longer guarantees any obligations of NuStar Energy, or any of its subsidiaries, including NuStar Logistics, under any bank facility or public debt instrument.

2007 Revolving Credit Agreement

NuStar Logistics is party to a $1.2 billion five-year revolving credit agreement (the 2007 Revolving Credit Agreement), which includes the ability to borrow up to the equivalent of $250.0 million in Euros. The 2007 Revolving Credit Agreement matures on December 10, 2012. Obligations under the 2007 Revolving Credit Agreement are guaranteed by NuStar Energy and NuPOP. NuPOP will be released from its guarantee of the 2007 Revolving Credit Agreement when it no longer guarantees NuStar Logistics’ public debt instruments.

The 2007 Revolving Credit Agreement bears interest, at our option, based on either an alternative base rate or a LIBOR based rate, which was 1.0% as of December 31, 2010. The weighted-average interest rate related to borrowings under the 2007 Revolving Credit Agreement during the year ended December 31, 2010 was 0.9%. We had $724.9 million available for borrowing under the 2007 Revolving Credit Agreement as of December 31, 2010.

The 2007 Revolving Credit Agreement includes restrictive covenants, including a prohibition on distributions if any defaults, as defined in the agreements, exist or would result from the distribution. The 2007 Revolving Credit Agreement also requires us to maintain, as of the end of each rolling period, consisting of any period of four consecutive fiscal quarters, a consolidated debt coverage ratio (consolidated indebtedness to consolidated EBITDA, as defined in the 2007

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revolving Credit Agreement) not to exceed 5.00-to-1.00; provided, that if at any time NuStar Energy or any of its restricted subsidiaries consummates an acquisition for an aggregate net consideration of at least $100.0 million, then for two rolling periods, the last day of which immediately follows the day on which such acquisition is consummated, the maximum consolidated debt coverage ratio will increase to 5.50-to-1.00. This consolidated debt coverage ratio may restrict the amount we can borrow without exceeding the maximum allowed limit to an amount less than the total amount available for borrowing. As of December 31, 2010, the consolidated debt coverage ratio was 4.6x.

Letters of credit issued under our 2007 Revolving Credit Agreement totaled $298.8 million as of December 31, 2010. Letters of credit are limited to $500.0 million and also may restrict the amount we can borrow under the 2007 Revolving Credit Agreement.

Gulf Opportunity Zone Revenue Bonds

In 2008 and 2010, the Parish of St. James, where our St. James, Louisiana, terminal is located, issued Revenue Bonds (NuStar Logistics, L.P. Project) Series 2008, Series 2010, Series 2010A and Series 2010B associated with our St. James terminal expansion pursuant to the Gulf Opportunity Zone Act of 2005. The interest rate on these bonds is based on a weekly tax-exempt bond market interest rate, and interest is paid monthly. Following the issuance, the proceeds were deposited with a trustee and will be disbursed to us upon our request for reimbursement of expenditures related to our St. James terminal expansion. The amount remaining in trust is included in “Other long-term assets, net,” and the amount of bonds issued is included in “Long-term debt, less current portion” in our consolidated balance sheets.

NuStar Logistics is solely obligated to service the principal and interest payments associated with the bonds. Certain lenders under our 2007 Revolving Credit Agreement issued letters of credit on our behalf to guarantee the payment of interest and principal on the bonds. These letters of credit rank equally with existing senior unsecured indebtedness of NuStar Logistics.

The following table summarizes Gulf Opportunity Zone Revenue Bonds outstanding as of December 31, 2010:

Date Issued	Maturity Date		Amount Outstanding		Amount of Letter of Credit		Amount Received from Trustee		Amount Remaining in Trust	Average Annual Interest Rate
						(Thousands of Dollars)
June 26, 2008	June 1, 2038	$	55,440	$	56,169	$	55,440	$	-	0.3%
July 15, 2010	July 1, 2040		100,000		101,315		28,218		71,782	0.3%
October 7, 2010	October 1, 2040		50,000		50,658		581		49,419	0.3%
December 29, 2010	December 1, 2040		85,000		86,118		835		84,165	0.4%

	Total	$	290,440	$	294,260	$	85,074	$	205,366

UK Term Loan

NuPOP’s UK subsidiary, NuStar Terminals Limited, is the party to the £21 million amended and restated term loan agreement (the UK Term Loan), which bears interest at 6.65% annually and matures on December 11, 2012. Management believes that we are in compliance with all ratios and covenants of the UK Term Loan as of December 31, 2010, which are substantially the same as the 2007 Revolving Credit Agreement.

Our other long-term debt obligations do not contain any financial covenants. However, a default under any of our debt instruments would be considered an event of default under all of our debt instruments.

Port Authority of Corpus Christi Note Payable

The proceeds from the original $12.0 million note payable due to the Port of Corpus Christi Authority of Nueces County, Texas (Port Authority of Corpus Christi) were used for the construction of a crude oil storage facility in Corpus Christi, Texas. The note payable is due in annual installments of $1.2 million through December 31, 2015 and is collateralized by the crude oil storage facility. Interest on the unpaid principal balance accrues at a rate of 8.0% per annum. The land on which the crude oil storage facility was constructed is leased from the Port Authority of Corpus Christi. The wharfage and dockage fees paid to the Port Authority of Corpus Christi in connection with the use of the crude oil storage facility have exceeded certain limits per the terms of the note, which have accelerated the repayment of the unpaid principal balance.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Line of Credit

As of December 31, 2010, we had one short-term line of credit with an uncommitted borrowing capacity of up to $20.0 million. The interest rate and maturity vary and are determined at the time of the borrowing. The interest rate fluctuates with the Federal Funds rate. We borrowed $177.0 million and repaid $197.0 million during the year ended December 31, 2010 under this line of credit based on liquidity needs. We had no outstanding borrowings on this line of credit as of December 31, 2010, and we had $20.0 million outstanding as of December 31, 2009 at an interest rate of 2.4%. The weighted-average interest rate related to outstanding borrowings under this short-term line of credit during the year ended December 31, 2010 was 2.5%.

12. HEALTH, SAFETY AND ENVIRONMENTAL MATTERS

Our operations are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures, pipeline integrity and operator qualifications, among others. Our operations are also subject to extensive federal and state health and safety laws and regulations, including those relating to pipeline safety. The principal environmental and safety risks associated with our operations relate to unauthorized emissions into the air, unauthorized releases into soil, surface water or groundwater, and personal injury and property damage. Compliance with these environmental and safety laws, regulations and permits increases our capital expenditures and our overall cost of business, and violations of these laws, regulations and/or permits can result in significant civil and criminal liabilities, injunctions or other penalties.

The pipelines in the Central West System, the East Pipeline, the North Pipeline and the Ammonia Pipeline are subject to federal regulation by one or more of the following governmental agencies or laws: the Federal Energy Regulatory Commission (the FERC), the Surface Transportation Board (the STB), the Department of Transportation (DOT), the Environmental Protection Agency (EPA) and the Homeland Security Act. Additionally, the operations and integrity of the pipelines are subject to the respective state jurisdictions along the route of the systems.

We have adopted policies, practices and procedures in the areas of pollution control, pipeline integrity, operator qualifications, public relations and education, product safety, process safety, occupational health and the handling, storage, use and disposal of hazardous materials that are designed to prevent material environmental or other damage, to ensure the safety of our pipelines, our employees, the public and the environment and to limit the financial liability that could result from such events. Future governmental action and regulatory initiatives could result in changes to expected operating permits and procedures, additional remedial actions or increased capital expenditures and operating costs that cannot be assessed with certainty at this time. In addition, contamination resulting from spills of petroleum products occurs within the industry. Risks of additional costs and liabilities are inherent within the industry, and there can be no assurances that significant costs and liabilities will not be incurred in the future.

Environmental and safety exposures and liabilities are difficult to assess and estimate due to unknown factors such as the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental and safety laws and regulations may change in the future. Although environmental and safety costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.

The balance of and changes in the accruals for environmental matters were as follows:

		Year Ended December 31,
		2010		2009
		(Thousands of Dollars)

Balance as of beginning of year	$	9,384	$	10,270
Additions to accrual		2,431		2,248
Payments		(3,210)		(3,241)
Foreign currency translation		(36)		107

Balance as of end of year	$	8,569	$	9,384

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Accruals for environmental matters are included in the consolidated balance sheets as follows:

		December 31,
		2010		2009
		(Thousands of Dollars)
Accrued liabilities	$	2,659	$	2,798
Other long-term liabilities		5,910		6,586

Accruals for environmental matters	$	8,569	$	9,384

13. COMMITMENTS AND CONTINGENCIES

Contingencies

We have contingent liabilities resulting from various litigation, claims and commitments, the most significant of which are discussed below. We record accruals for loss contingencies when losses are considered probable and can be reasonably estimated. Legal fees associated with defending the Partnership in legal matters are expensed as incurred. As of December 31, 2010, we have accrued $73.3 million for contingent losses. The amount that will ultimately be paid related to these matters may differ from the recorded accruals, and the timing of such payments is uncertain.

Grace Energy Corporation Matter. In 1997, Grace Energy Corporation (Grace Energy) sued subsidiaries of Kaneb Pipeline Partners, L.P. (KPP) and Kaneb Services LLC (KSL and collectively with KPP and their respective subsidiaries, Kaneb) in Texas state court. We acquired Kaneb on July 1, 2005. The complaint sought recovery of the cost of remediation of fuel leaks in the 1970s from a pipeline that had once connected a former Grace Energy terminal with Otis Air Force Base in Massachusetts (Otis AFB). Grace Energy alleges the Otis AFB pipeline and related environmental liabilities had been transferred in 1978 to an entity that was part of Kaneb’s acquisition of Support Terminal Services, Inc. and its subsidiaries from Grace Energy in 1993. Kaneb contends that it did not acquire the Otis AFB pipeline and never assumed any responsibility for any associated environmental damage.

In 2000, the court entered final judgment that: (i) Grace Energy could not recover its own remediation costs of $3.5 million, (ii) Kaneb owned the Otis AFB pipeline and its related environmental liabilities and (iii) Grace Energy was awarded $1.8 million in attorney costs. Both Kaneb and Grace Energy appealed the final judgment of the trial court to the Texas Court of Appeals in Dallas. In 2001, Grace Energy filed a petition in bankruptcy, which created an automatic stay of actions against Grace Energy. In September 2008, Grace Energy filed its Joint Plan of Reorganization and Disclosure Statement.

The Otis AFB is a part of a Superfund Site pursuant to the Comprehensive Environmental Response Compensation and Liability Act (CERCLA). The site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis AFB pipeline. Relying on the final judgment of the Texas state court assigning ownership of the Otis AFB pipeline to Kaneb, the United States Department of Justice (the DOJ) advised Kaneb in 2001 that it intends to seek reimbursement from Kaneb for the remediation costs associated with the two plumes. In November 2008, the DOJ forwarded information to us indicating that the past and estimated future remediation expenses associated with one plume are $71.9 million. The DOJ has indicated that they will not seek recovery of remediation costs for the second plume. The DOJ has not filed a lawsuit against us related to this matter, and we have not made any payments toward costs incurred by the DOJ. We are currently in settlement discussions with other potentially responsible parties and the DOJ, and a change in our estimate of this liability may occur in the near term. However, any settlement agreement that is reached must be approved by multiple parties and requires the approval of the bankruptcy court and the federal district court. We cannot currently estimate when or if a settlement will be finalized.

Eres Matter. In August 2008, Eres N.V. (Eres) forwarded a demand for arbitration to CITGO Asphalt Refining Company (CARCO), CITGO Petroleum Corporation (CITGO), NuStar Asphalt Refining, LLC (NuStar Asphalt) and NuStar Marketing LLC (NuStar Marketing, and together with CARCO, CITGO and NuStar Asphalt, the Defendants) contending that the Defendants are in breach of a tanker voyage charter party agreement, dated November 2004, between Eres and CARCO (the Charter Agreement). The Charter Agreement provides for CARCO’s use of Eres’ vessels for the shipment of asphalt. Eres contends that NuStar Asphalt and/or NuStar Marketing (together, the NuStar Entities) assumed the Charter Agreement when NuStar Asphalt purchased the CARCO assets, and that the Defendants have failed to perform under the

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Charter Agreement since January 1, 2008. Eres has valued its damages for the alleged breach of contract claim at approximately $78.1 million. Pursuant to a May 2010 ruling by the United States District Court for the Southern District of Texas, the NuStar Entities were found to have assumed the Charter Agreement from CARCO and to be obligated to defend and indemnify CITGO and CARCO against Eres’ claims. The Defendants were ordered to proceed with arbitration. We intend to vigorously defend against Eres’ claims in arbitration.

Other. We are also a party to additional claims and legal proceedings arising in the ordinary course of business. Due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on our results of operations, financial position or liquidity. It is possible that if one or more of the matters described above were decided against us, the effects could be material to our results of operations in the period in which we would be required to record or adjust the related liability and could also be material to our cash flows in the periods we would be required to pay such liability.

Commitments

Future minimum rental payments applicable to all noncancellable operating leases and purchase obligations as of December 31, 2010 are as follows:

	Payments Due by Period
	2011	2012	2013	2014	2015	There- after	Total
	(Thousands of Dollars)

Operating leases	$78,023	$61,812	$56,313	$48,225	$46,437	$148,053	$438,863
Purchase obligations:
Crude oil	2,260,432	2,541,480	2,541,480	2,541,480	565,108	-	10,449,980
Other purchase obligations	19,446	3,341	1,950	743	-	-	25,480

Rental expense for all operating leases totaled $63.7 million, $64.8 million and $45.2 million for the years ended December 31, 2010, 2009 and 2008, respectively. Our operating leases consist primarily of the following:

—	a ten-year lease for tugs and barges utilized at our St. Eustatius facility for bunker fuel sales, with two five-year renewal options;
—	a five-year lease for tugs utilized at our Point Tupper facility for bunker fuel sales, with a two-year renewal option;
—	two separate five-year leases related to our asphalt and fuels marketing segment for tugs and barges utilized on the East Coast, with no renewal options;
—	leases related to our asphalt and fuels marketing segment for storage capacity at third-party terminals with lease terms generally ranging from two to five years; and
—	land leases at various terminal facilities.

Our crude oil purchase obligations result mainly from a crude supply agreement (CSA) we entered into simultaneously with the acquisition of the East Coast Asphalt Operations. Under the CSA, we committed to purchase an annual average of 75,000 barrels per day of crude oil over a minimum seven-year period from an affiliate of Petróleos de Venezuela S. A. (PDVSA), the national oil company of Venezuela. Our crude oil purchase obligations also include a crude purchase/sale agreement with Statoil Brasil Oleo E Gas Limitada that we entered into on November 17, 2010. Under this agreement, we committed to purchase an average of 10,000 barrels per day of crude oil over a three-year period beginning when we are able to process the crude oil at our Paulsboro refinery. For purposes of the table above, we used January 1, 2012 as the start date for this agreement. The value of these two crude oil purchase obligations fluctuates according to a market-based pricing formula using published market indices, subject to adjustment based on the price of Mexican Maya crude. We estimated the value of the crude oil purchase obligations based on market prices as of December 31, 2010.

14. FAIR VALUE MEASUREMENTS

We segregate the inputs used in measuring fair value into three levels: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following assets and liabilities are measured at fair value:

		December 31, 2010
		Level 1		Level 2		Level 3		Total
		(Thousands of Dollars)

Other current assets:
Product imbalances	$	991	$	-	$	-	$	991
Other long-term assets, net:
Interest rate swaps		-		45,663		-		45,663
Accrued liabilities:
Product imbalances		(988)		-		-		(988)
Commodity derivatives		(14,741)		-		-		(14,741)
Other long-term liabilities:
Interest rate swaps		-		(29,483)		-		(29,483)

Total	$	(14,738)	$	16,180	$	-	$	1,442

		December 31, 2009
		Level 1		Level 2		Level 3		Total
		(Thousands of Dollars)

Other current assets:
Product imbalances	$	2,096	$	-	$	-	$	2,096
Other long-term assets, net:
Interest rate swaps		-		8,623		-		8,623
Accrued liabilities:
Derivatives		(30,788)		-		-		(30,788)
Product imbalances		(676)		-		-		(676)

Total	$	(29,368)	$	8,623	$	-	$	(20,745)

Product Imbalances

We value our assets and liabilities related to product imbalances using quoted market prices as of the reporting date.

Interest Rate Swaps

We estimate the fair value of both our fixed-to-floating and forward-starting interest rate swaps using discounted cash flows, which use observable inputs such as time to maturity and market interest rates.

Commodity Derivatives

Our commodity derivative instruments consist of futures contracts and swaps traded on the NYMEX, and the fair values of these contracts are based on their quoted prices. We have consistently applied these valuation techniques in all periods presented. See Note 15. Derivatives and Risk Management Activities for a discussion of our derivative instruments.

Fair Value of Financial Instruments

We do not record our outstanding debt at fair value in our consolidated balance sheet. The estimated fair value and carrying amount of our debt was as follows:

		December 31,
		2010		2009
		(Thousands of Dollars)

Fair value	$	2,249,190	$	1,877,373
Carrying amount	$	2,137,080	$	1,849,763

We estimated the fair values of our debt using a discounted cash flow analysis using current incremental borrowing rates for similar types of borrowing arrangements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

15. DERIVATIVES AND RISK MANAGEMENT ACTIVITIES

We utilize various derivative instruments to: (i) manage our exposure to commodity price risk, (ii) engage in a trading program and (iii) manage our exposure to interest rate risk. Our risk management policies and procedures are designed to monitor interest rates, NYMEX and over-the-counter positions, as well as physical volumes, grades, locations and delivery schedules to help ensure that our hedging activities address our market risks. We have a risk management committee that oversees our trading controls and procedures and certain aspects of commodity and trading risk management. Our risk management committee also reviews all new commodity and trading risk management strategies in accordance with our risk management policy, as approved by our board of directors.

Interest Rate Risk

We are a party to interest rate swap agreements to manage our exposure to changes in interest rates. We have fixed-to-floating interest rate swap agreements that have an aggregate notional amount of $167.5 million, of which $60.0 million is tied to the maturity of the 6.875% senior notes and $107.5 million is tied to the maturity of the 6.05% senior notes. Under the terms of the interest rate swap agreements, we will receive a fixed rate (6.875% and 6.05% for the $60.0 million and $107.5 million of interest rate swap agreements, respectively) and will pay a variable rate based on six month USD LIBOR plus a percentage that varies with each agreement. In September and October 2010, we entered into fixed-to-floating interest rate swap agreements with an aggregate notional amount of $450.0 million related to the 4.80% senior notes issued on August 12, 2010. Under the terms of these interest rate swap agreements, we will receive a fixed 4.80% and will pay a variable rate based on six month USD LIBOR plus a percentage that varies with each agreement. As of December 31, 2010 and 2009, the weighted-average interest rate that we paid under our fixed-to-floating interest rate swaps was 2.4% and 2.3%, respectively.

In August and September 2010, we also entered into seven forward-starting interest rate swap agreements with an aggregate notional amount of $500.0 million related to forecasted probable debt issuances in 2012 and 2013. Under the terms of the swaps, we will pay a fixed rate and receive a rate based on three month USD LIBOR. We entered into the swaps in order to hedge the risk of changes in the interest payments attributable to changes in the benchmark interest rate during the period from the effective date of the swap to the issuance of the forecasted debt. The following table summarizes information about our forward-starting swaps:

Notional Amount	Period of Hedge	Weighted-Average Fixed Rate
(Thousands of Dollars)
$125,000	03/13 – 03/23	3.5%
150,000	06/13 – 06/23	3.5%
225,000	02/12 – 02/22	3.1%

$500,000		3.3%

Commodity Price Risk

We are exposed to commodity price risk with respect to our product inventories and related firm commitments to purchase and/or sell such inventories. We utilize futures contracts and swaps traded on the NYMEX to manage our exposure to changes in commodity prices, with the objective of stabilizing cash flows. We also enter into forward contracts in order to attempt to profit from market fluctuations.

The volume of commodity contracts is based on open derivative positions and represents the combined volume of our long and short positions on an absolute basis, which totaled 12.8 million barrels and 11.8 million barrels as of December 31, 2010 and 2009, respectively.

As of December 31, 2010 and 2009, we had $17.8 million and $38.7 million, respectively, of margin deposits related to our derivative instruments.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The fair values of our derivative instruments included in our consolidated balance sheets were as follows:

			Asset Derivatives				Liability Derivatives
	Balance Sheet		December 31,				December 31,
	Location		2010		2009		2010		2009
			(Thousands of Dollars)

Derivatives Designated as Hedging Instruments:
Commodity contracts	Other current assets	$	2,176	$	-	$	-	$	-
Interest rate swaps – fair value hedges	Other long-term assets, net		10,663		8,623		-		-
Interest rate swaps – cash flow hedges	Other long-term assets, net		35,000		-		-		-
Commodity contracts	Accrued liabilities		-		3,797		(2,522)		(14,279)
Interest rate swaps – fair value hedges	Other long-term liabilities		-		-		(29,483)		-

Total			47,839		12,420		(32,005)		(14,279)

Derivatives Not Designated as Hedging Instruments:
Commodity contracts	Other current assets		46,632		-		-		-
Commodity contracts	Accrued liabilities		-		9,766		(61,027)		(30,072)

Total			46,632		9,766		(61,027)		(30,072)

Total Derivatives		$	94,471	$	22,186	$	(93,032)	$	(44,351)

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

No component of the associated derivative instruments’ gains or losses was excluded from our assessment of hedge ineffectiveness. The earnings impact of our derivative activity was as follows:

Derivatives Designated as Fair Value Hedging Instruments	Income Statement Location	Amount of Gain (Loss) Recognized in Income on Derivative (Effective Portion)	Amount of Gain (Loss) Recognized in Income on Hedged Item	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)

		(Thousands of Dollars)

Year ended December 31, 2010:
Interest rate swaps	Interest expense, net	$(27,443)	$27,443	$-
Commodity contracts	Cost of product sales	(3,221)	13,946	10,725

Total		$(30,664)	$41,389	$10,725

Year ended December 31, 2009:
Interest rate swaps	Interest expense, net	$(6,661)	$6,661	$-
Commodity contracts	Cost of product sales	(22,939)	35,512	12,573

Total		$(29,600)	$42,173	$12,573

Derivatives Designated as Cash Flow Hedging Instruments	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)	Income Statement Location (a)	Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain (Loss) Recognized in Income on Derivative (Ineffective Portion)

	(Thousands of Dollars)		(Thousands of Dollars)

Year ended December 31, 2010:
Commodity contracts	$ (1,440)	Cost of product sales	$(1,680)	$-
Interest rate swaps	35,000	Interest expense, net	-	-

Year ended December 31, 2009:
Commodity contracts	$ (240)	Cost of product sales	$-	$-

(a)	Amounts are included in specified location for both the gain (loss) reclassified from accumulated OCI into income (effective portion) and the gain (loss) recognized in income on derivative (ineffective portion).

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Derivatives Not Designated as Hedging Instruments	Income Statement Location		Amount of Gain (Loss) Recognized in Income
			(Thousands of Dollars)

Year ended December 31, 2010:
Commodity contracts	Cost of product sales	$	(3,050)
Commodity contracts	Operating expenses		(52)

Total		$	(3,102)

Year ended December 31, 2009:
Commodity contracts	Cost of product sales	$	(13,594)
Commodity contracts	Operating expenses		(3,589)

Total		$	(17,183)

For derivatives designated as cash flow hedging instruments, once a hedged transaction occurs, we reclassify the effective portion from AOCI to “Cost of product sales” or “Interest expense, net.” As of December 31, 2010, we had $35.0 million in AOCI related to our forward-starting swaps, none of which we expect to reclassify to “Interest expense” within the next twelve months as these swaps relate to debt we expect to issue in 2012 and 2013. As such, the maximum length of time over which we are hedging our exposure to the variability in future cash flows is two to three years for our forward-starting swaps.

Concentration of Credit Risk

We are exposed to credit risk on our hedging instruments in the event of nonperformance by counterparties. However, because our hedging activities are transacted only with highly rated institutions, we do not anticipate nonperformance by any of these counterparties.

16. RELATED PARTY TRANSACTIONS

Our operations are managed by NuStar GP, LLC, the general partner of our general partner. Employees of NuStar GP, LLC perform services for our U.S. operations. Certain of our wholly owned subsidiaries employ persons who perform services for our international operations. Employees of NuStar GP, LLC provide services to both NuStar Energy and NuStar GP Holdings; therefore, we reimburse NuStar GP, LLC for all costs related to its employees, other than costs associated with NuStar GP Holdings under the services agreement described below. We had a payable of $10.3 million and $10.6 million as of December 31, 2010 and 2009, respectively, with both amounts representing payroll, employee benefit plan expenses and unit-based compensation. We also had a long-term payable as of December 31, 2010 and 2009 of $10.1 million and $7.7 million, respectively, to NuStar GP, LLC related to amounts payable for retiree medical benefits and other post-employment benefits.

The following table summarizes information pertaining to related party transactions with NuStar GP, LLC:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)

Operating expenses	$	137,634	$	124,827	$	115,291
General and administrative expenses		71,554		58,878		44,988

Agreements with NuStar GP Holdings

GP Services Agreement. On April 24, 2008, the boards of directors of NuStar GP, LLC and NuStar GP Holdings approved (i) the termination of the administration agreement, dated July 16, 2006, between NuStar GP Holdings and NuStar GP, LLC (the Administration Agreement) and (ii) the adoption of a services agreement between NuStar GP, LLC and NuStar Energy (the GP Services Agreement). All employees providing services to both NuStar GP Holdings and NuStar Energy are employed by NuStar GP, LLC.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Under the Administration Agreement, NuStar GP Holdings paid annual charges of $500,000, subject to certain adjustments, to NuStar GP, LLC in return for NuStar GP, LLC’s provision of all executive management, accounting, legal, cash management, corporate finance and other administrative services to NuStar GP Holdings. NuStar GP Holdings also reimbursed NuStar GP, LLC for all direct public company costs and any other direct costs, such as outside legal and accounting fees, that NuStar GP, LLC incurred while providing services to NuStar GP Holdings.

Effective as of January 1, 2008, NuStar Energy and NuStar GP, LLC entered into the GP Services Agreement. The GP Services Agreement provides that NuStar GP, LLC will furnish administrative and certain operating services necessary to conduct the business of NuStar Energy. All employees providing services to both NuStar GP Holdings and NuStar Energy are employed by NuStar GP, LLC; therefore, NuStar Energy reimburses NuStar GP, LLC for all employee costs, other than the expenses allocated to NuStar GP Holdings (the Holdco Administrative Services Expense).

For the 2009 fiscal year and each fiscal year thereafter, the Holdco Administrative Services Expense totals $1.1 million (as adjusted), plus 1.0% of NuStar GP, LLC’s domestic bonus and unit compensation expense, subject to certain other adjustments. For 2008, the Holdco Administrative Services Expense totaled $0.8 million, plus 1.0% of NuStar GP, LLC’s domestic bonus and unit compensation expense. The GP Services Agreement will terminate on December 31, 2012, with automatic two-year renewals unless terminated by either party upon six months’ prior written notice. The aggregate amounts allocated to NuStar GP Holdings related to the Administration Agreement and the GP Services Agreement were $1.5 million, $1.4 million and $0.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Non-Compete Agreement. On July 19, 2006, we entered into a non-compete agreement with NuStar GP Holdings, Riverwalk Logistics, L.P. and NuStar GP, LLC (the Non-Compete Agreement). The Non-Compete Agreement became effective on December 22, 2006 when NuStar GP Holdings ceased to be subject to the Amended and Restated Omnibus Agreement, dated March 31, 2006. Under the Non-Compete Agreement, we will have a right of first refusal with respect to the potential acquisition of assets that relate to the transportation, storage or terminalling of crude oil, feedstocks or refined petroleum products (including petrochemicals) in the United States and internationally. NuStar GP Holdings will have a right of first refusal with respect to the potential acquisition of general partner and other equity interests in publicly traded partnerships under common ownership with the general partner interest. With respect to any other business opportunities, neither the Partnership nor NuStar GP Holdings are prohibited from engaging in any business, even if the Partnership and NuStar GP Holdings would have a conflict of interest with respect to such other business opportunity.

17. EMPLOYEE BENEFIT PLANS AND LONG-TERM INCENTIVE PLANS

Employee Benefit Plans

We rely on employees of NuStar GP, LLC to provide the necessary services to conduct our U.S. operations. NuStar GP, LLC sponsors various employee benefit plans.

The NuStar Pension Plan (the Pension Plan) is a qualified non-contributory defined benefit pension plan that became effective July 1, 2006. The Pension Plan covers substantially all of NuStar GP, LLC’s employees and generally provides eligible employees with retirement income calculated under a defined benefit formula based on years of service and compensation during their period of service. Employees become fully vested in their Pension Plan benefits upon attaining five years of vesting service.

NuStar GP, LLC also maintains an excess pension plan (the Excess Pension Plan) and a supplemental executive retirement plan (the SERP). The Excess Pension Plan and the SERP are nonqualified deferred compensation plans that provide benefits to a select group of management or other highly compensated employees of NuStar GP, LLC. Benefits under the Excess Pension Plan and the SERP are generally payable in a single lump sum payment upon the employee’s separation from service.

The NuStar Thrift Plan (the Thrift Plan) is a qualified employee profit-sharing plan that became effective June 26, 2006. Participation in the Thrift Plan is voluntary and is open to substantially all NuStar GP, LLC employees upon their date of hire, except for part-time employees (as defined in the Thrift Plan), who become eligible upon completing one year of service (as defined in the Thrift Plan). Thrift Plan participants can contribute from 1% up to 30% of their total annual compensation to the Thrift Plan in the form of pre-tax and/or after tax employee contributions. NuStar GP, LLC makes matching contributions in an amount equal to 100% of each participant’s employee contributions up to a maximum of 6% of the participant’s total annual compensation.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

NuStar GP, LLC also maintains an excess thrift plan (the Excess Thrift Plan) that became effective July 1, 2006. The Excess Thrift Plan is a nonqualified deferred compensation plan that provides benefits to those employees of NuStar GP, LLC whose compensation and/or annual contributions under the Thrift Plan are subject to the limitations applicable to qualified retirement plans under the Internal Revenue Code of 1986, as amended. Benefits under the Excess Thrift Plan are generally payable in a single lump sum payment upon the employee’s separation from service.

NuStar GP, LLC also provides a post-retirement medical benefits plan for retired employees, referred to as other post-retirement benefits.

None of the Excess Thrift Plan, the Excess Pension Plan or the SERP is intended to constitute either a qualified plan under the provisions of Section 401 of the Internal Revenue Code or a funded plan subject to the Employee Retirement Income Security Act.

We also maintain several other defined contribution plans for certain international employees located in Canada, the Netherlands and the United Kingdom. Our contributions to these plans for the years ended December 31, 2010, 2009 and 2008 totaled $2.5 million, $2.2 million and $1.5 million, respectively.

Long-Term Incentive Plans

NuStar GP, LLC also sponsors the following:

—

The Second Amended and Restated 2000 Long-Term Incentive Plan (the 2000 LTIP), under which NuStar GP, LLC may award up to 1,500,000 NuStar Energy common units. Awards under the 2000 LTIP can include unit options, restricted units, performance awards, distribution equivalent rights (DER) and contractual rights to receive common units. As of December 31, 2010, a total of 122,842 common units remained available to be awarded under the 2000 LTIP.

—

The 2003 Employee Unit Incentive Plan (the UIP) under which NuStar GP, LLC may award up to 500,000 NuStar Energy common units to employees of NuStar GP, LLC or its affiliates, excluding officers and directors of NuStar GP, LLC and its affiliates. Awards under the UIP can include unit options, restricted units and DER. As of December 31, 2010, a total of 247,526 common units remained available to be awarded under the UIP.

—

The 2002 Unit Option Plan (the UOP) under which NuStar GP, LLC may award up to 200,000 NuStar Energy unit options to officers and directors of NuStar GP, LLC or its affiliates, of which substantially all of the unit options have been awarded as of December 31, 2010.

—

The 2006 Long-Term Incentive Plan (the 2006 LTIP) under which NuStar GP Holdings may award up to 2,000,000 units to employees, consultants and directors of NuStar GP Holdings and its affiliates, including us. Awards under the 2006 LTIP can include unit options, performance awards, DER, restricted units, phantom units, unit grants and unit appreciation rights of NuStar GP Holdings, LLC. As of December 31, 2010, a total of 1,571,605 NuStar GP Holdings units remained available to be awarded under the 2006 LTIP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The number of awards granted under the above-described plans were as follows:

	Year Ended December 31,
	2010		2009		2008
	Granted	Vesting	Granted	Vesting	Granted	Vesting

2000 LTIP:
Performance awards	21,380	(a)	23,233	(a)	14,470	(a)
Unit options	-	-	-	-	2,600	1/5 per year
Restricted units	191,430	1/5 per year	194,973	1/5 per year	236,868	1/5 per year
Restricted units (grants to non-employee directors of NuStar GP, LLC)	3,938	1/3 per year	5,076	1/3 per year	5,625	1/3 per year
UIP:
Unit options	-	-	-	-	795	1/5 per year
Restricted units (b)	11,520	1/5 per year	10,692	1/5 per year	16,321	1/5 per year
2006 LTIP:
Restricted units	21,935	1/5 per year	24,290	1/5 per year	30,300	1/5 per year
Restricted units (grants to non-employee directors of NuStar GP Holdings) (c)	6,156	1/3 per year	8,627	1/3 per year	10,308	1/3 per year

(a)	Performance awards vest 1/3 per year if certain performance measures are met.
(b)	The UIP restricted unit grants include 2,460, 2,382 and 2,526 restricted unit awards granted to certain international employees for the years ended December 31, 2010, 2009 and 2008, respectively, that vest 1/3 per year, as defined in the award agreements.
(c)	We do not reimburse NuStar GP, LLC for compensation expense relating to these awards.

Our share of compensation expense related to the various long-term incentive plans and benefit plans described above is as follows:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)
Long-term incentive plans	$	20,349	$	15,060	$	5,254
Benefit plans		13,129		9,359		8,196

18. OTHER INCOME

Other income consisted of the following:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)
Gain from insurance recoveries	$	13,500	$	9,382	$	3,504
(Loss) gain from sale or disposition of assets		(510)		21,320		26,456
Foreign exchange (losses) gains		(1,507)		(5,118)		5,888
Other		4,451		6,275		1,891

Other income, net	$	15,934	$	31,859	$	37,739

The gain from insurance recoveries in both 2010 and 2009 resulted from insurance claims related to damage in the third quarter of 2008 primarily at our Texas City, Texas terminal caused by Hurricane Ike. For the year ended December 31, 2008, the gain from insurance recoveries related to business interruption insurance proceeds associated with lost earnings in 2007 at our pipelines and terminals that serve Valero Energy’s McKee refinery, which experienced a fire in February 2007.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

For the year ended December 31, 2009, the gain from sale or disposition of assets includes a gain of $21.4 million related to the June 15, 2009 sale of the Ardmore-Wynnewood pipeline in Oklahoma and the Trans-Texas pipeline. For the year ended December 31, 2008, the gain from sale or disposition of assets includes a gain of $18.9 million related to the sale of interest in Skelly-Belvieu.

19. PARTNERS’ EQUITY

Issuance of Common Units

On May 19, 2010, we issued 4,400,000 common units representing limited partner interests at a price of $56.55 per unit. We used the net proceeds from this offering of $245.2 million, including a contribution of $5.1 million from our general partner to maintain its 2% general partner interest, mainly to reduce outstanding borrowings under our 2007 Revolving Credit Agreement and for the acquisition of Asphalt Holdings, Inc.

In November 2009, we issued 5,750,000 common units representing limited partner interests at a price of $52.45 per unit. We used the net proceeds from this offering of $294.9 million, including a contribution of $6.2 million from our general partner to maintain its 2% general partner interest, mainly to reduce the outstanding principal balance under our 2007 Revolving Credit Agreement.

In April 2008, we issued 5,050,800 common units representing limited partner interests at a price of $48.75 per unit. We used the net proceeds from this offering of $241.2 million, including a contribution of $5.0 million from our general partner to maintain its 2% general partner interest, to repay the $124.0 million balance under a term loan agreement and a portion of the outstanding principal balance under our 2007 Revolving Credit Agreement.

Accumulated Other Comprehensive Income (Loss)

The balance of and changes in the components included in “Accumulated other comprehensive income (loss)” were as follows:

		Foreign Currency Translation		Commodity Contracts		Forward- Starting Interest Rate Swaps		Accumulated Other Comprehensive Income (Loss)
Balance as of January 1, 2008	$	26,887	$	-	$	-	$	26,887
Foreign currency translation		(41,153)		-		-		(41,153)

Balance as of December 31, 2008		(14,266)		-		-		(14,266)
Foreign currency translation		22,316		-		-		22,316
Net unrealized loss on cash flow hedges		-		(240)		-		(240)

Balance as of December 31, 2009		8,050		(240)		-		7,810

Foreign currency translation		3,450		-		-		3,450
Net unrealized (loss) gain on cash flow hedges		-		(1,440)		35,000		33,560
Net loss reclassified into income on cash flow hedges		-		1,680		-		1,680

Balance as of December 31, 2010	$	11,500	$	-	$	35,000	$	46,500

There was no tax effect from foreign currency translation or the gain (loss) on cash flow hedges as these transactions related to non-taxable entities.

Allocations of Net Income

Our partnership agreement, as amended, sets forth the calculation to be used to determine the amount and priority of cash distributions that our unitholders and general partner will receive. The partnership agreement also contains provisions for the allocation of net income and loss to our unitholders and the general partner. For purposes of maintaining partner capital accounts, the partnership agreement specifies that items of income and loss shall be allocated among the partners in accordance with their respective percentage interests. Normal allocations according to percentage interests are made after giving effect, if any, to priority income allocations in an amount equal to incentive cash distributions allocated 100% to the general partner.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table details the calculation of net income applicable to the general partner:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)

Net income applicable to general partner and limited partners’ interest	$	238,970	$	224,875	$	254,018
Less general partner incentive distribution (a)		33,304		28,712		24,764

Net income after general partner incentive distribution		205,666		196,163		229,254
General partner interest		2%		2%		2%

General partner allocation of net income after general partner incentive distribution		4,113		3,924		4,586
General partner incentive distribution		33,304		28,712		24,764

Net income applicable to general partner	$	37,417	$	32,636	$	29,350

(a)	For the first quarter of 2008, our net income allocation to general and limited partners reflected a total cash distribution based on the partnership interests outstanding as of March 31, 2008. We issued approximately 5.1 million common units in April 2008. Actual distribution payments are made within 45 days after the end of each quarter as of a record date that is set after the end of each quarter. Therefore, the general partner’s portion of the actual distribution made with respect to the first quarter 2008, including the IDR, which is shown in the distribution table below, exceeded the net income allocation to the general partner.

Cash Distributions

We make quarterly distributions of 100% of our available cash, generally defined as cash receipts less cash disbursements and cash reserves established by the general partner, in its sole discretion. These quarterly distributions are declared and paid within 45 days subsequent to each quarter-end. The limited partner unitholders are entitled to receive a minimum quarterly distribution of $0.60 per unit each quarter ($2.40 annualized). Our cash is first distributed 98% to the limited partners and 2% to the general partner until the amount distributed to our unitholders is equal to the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution for any prior quarter. Cash in excess of the minimum quarterly distributions is distributed to our unitholders and our general partner based on the percentages shown below.

Our general partner is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds specified target levels shown below:

	Percentage of Distribution
Quarterly Distribution Amount per Unit	Unitholders	General Partner

Up to $0.60	98%	2%
Above $0.60 up to $0.66	90%	10%
Above $0.66	75%	25%

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table reflects the allocation of total cash distributions to our general and limited partners applicable to the period in which the distributions are earned:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars, Except Per Unit Data)

General partner interest	$	6,227	$	5,430	$	5,058
General partner incentive distribution		33,304		28,712		25,294

Total general partner distribution		39,531		34,142		30,352
Limited partners’ distribution		271,847		237,308		222,470

Total cash distributions		$311,378		$271,450		$252,822

Cash distributions per unit applicable to limited partners	$	4.280	$	4.245	$	4.085

In January 2011, we declared a quarterly cash distribution of $1.075 that was paid on February 14, 2011 to unitholders of record on February 8, 2011. This distribution related to the fourth quarter of 2010 and totaled $79.6 million, of which $10.2 million represented our general partner’s interest and incentive distribution.

20. NET INCOME PER UNIT

The following table details the calculation of earnings per unit:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars, Except Per Unit Data)

Net income	$	238,970	$	224,875	$	254,018
Less general partner distribution (including IDR) (a)		39,531		34,142		29,711
Less limited partner distribution		271,847		237,308		217,494

Distributions (greater than) less than earnings	$	(72,408)	$	(46,575)	$	6,813

General partner earnings:
Distributions	$	39,531	$	34,142	$	29,711
Allocation of distributions (greater than) less than earnings (2%)		(1,447)		(932)		136

Total	$	38,084	$	33,210	$	29,847

Limited partner earnings:
Distributions	$	271,847	$	237,308	$	217,494
Allocation of distributions (greater than) less than earnings (98%)		(70,961)		(45,643)		6,677

Total	$	200,886	$	191,665	$	224,171

Weighted average limited partner units outstanding		62,946,987		55,232,467		53,182,741

Net income per unit applicable to limited partners:	$	3.19	$	3.47	$	4.22

(a)	For the first quarter of 2008, the general partner distribution used in our calculation of earnings per unit was based on the partnership interests outstanding as of March 31, 2008. We issued approximately 5.1 million common units in April 2008. Actual distribution payments are made within 45 days after the end of each quarter as of a record date that is set after the end of each quarter. Therefore, the general partner’s portion of the actual distribution made with respect to the first quarter 2008, including the IDR, which is shown in the distribution table below, exceeded the general partner distribution used in the calculation of earnings per unit.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

21. CONSOLIDATED STATEMENTS OF CASH FLOWS

Changes in current assets and current liabilities were as follows:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)
Decrease (increase) in current assets:
Accounts receivable	$	(90,369)	$	(31,505)	$	(52,372)
Receivable from related party		-		-		786
Inventories		(26,595)		(157,439)		192,236
Other current assets		31,373		(38,195)		8,676
Increase (decrease) in current liabilities:
Payable to related party		(218)		7,051		3,760
Accounts payable		80,980		59,284		(16,419)
Accrued interest payable		8,179		(969)		4,781
Accrued liabilities		(6,488)		26,874		(13,237)
Taxes other than income tax		(4,793)		209		4,730
Income tax payable		1,064		(8,208)		76

Changes in current assets and current liabilities	$	(6,867)	$	(142,898)	$	133,017

The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable consolidated balance sheets due to current assets and current liabilities acquired in connection with the East Coast Asphalt Operations acquisition in 2008 and the effect of foreign currency translation.

Non-cash investing and financing activities for the years ended December 31, 2010, 2009 and 2008 mainly consist of changes in the fair values of our fixed-to-floating and forward-starting interest rate swaps and the effect of foreign currency translation.

Cash flows related to interest and income taxes were as follows:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)

Cash paid for interest, net of amount capitalized	$	87,653	$	93,632	$	98,810
Cash paid for income taxes, net of tax refunds received	$	13,062	$	20,150	$	12,231

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

22. INCOME TAXES

Components of income tax expense related to certain of our operations conducted through separate taxable wholly owned corporate subsidiaries were as follows:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)
Current:
U.S.	$	2,010	$	2,424	$	1,059
Foreign		11,464		10,144		9,910

Total current		13,474		12,568		10,969

Deferred:
U.S.		(3,786)		(1,466)		(1,280)
Foreign		2,053		(571)		1,317

Total deferred		(1,733)		(2,037)		37

Total income tax expense	$	11,741	$	10,531	$	11,006

The difference between income tax expense recorded in our consolidated statements of income and income taxes computed by applying the statutory federal income tax rate (35% for all years presented) to income before income tax expense is due to the fact that the majority of our income is not subject to federal income tax due to our status as a limited partnership.

The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows:

		December 31,
		2010		2009
		(Thousands of Dollars)

U.S.:
Net operating losses	$	16,531	$	20,788
Environmental and legal reserves		14,774		14,234
Other		392		1,525
Valuation allowance		-		(9,457)

Deferred tax assets – U. S.		31,697		27,090

Property, plant and equipment		(23,559)		(13,197)

Net deferred income tax asset – U.S.	$	8,138	$	13,893

Foreign:
Net operating losses	$	3,156	$	3,253
Other		732		687
Capital loss		1,264		2,166
Valuation allowance		(1,129)		-

Deferred tax assets – foreign		4,023		6,106

Property, plant and equipment		(33,588)		(33,015)

Net deferred income tax liability – foreign.	$	(29,565)	$	(26,909)

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As of December 31, 2010, our U.S. corporate operations have net operating loss carryforwards for tax purposes totaling approximately $47.2 million, which are subject to various limitations on use and expire in years 2011 through 2029.

As of December 31, 2009, we recorded a valuation allowance to reduce our net U.S. deferred income tax asset to an amount that is more-likely-than-not to be realized. We estimate the amount of valuation allowance based upon our expectations of taxable income in the various jurisdictions in which we operate and the period over which we can utilize those future deductions. The valuation allowance reflects uncertainties related to our ability to utilize certain federal net operating loss carryforwards before they expire. During the year ended December 31, 2010, we received $13.5 million of proceeds resulting from insurance claims related to damage caused by Hurricane Ike primarily at our Texas City, Texas terminal in the third quarter of 2008, resulting in tax expense of approximately $4.7 million. Additionally, our corporate subsidiary that received the insurance proceeds was part of the federal consolidated group that acquired Asphalt Holdings, Inc, a corporation subject to income tax. The acquisition of Asphalt Holdings, Inc. included approximately $9.5 million of deferred tax liabilities related to temporary differences primarily related to property, plant and equipment. The receipt of the insurance proceeds and the acquisition of Asphalt Holdings, Inc. caused us to reevaluate the valuation allowance recorded related to certain net operating loss carryforwards previously expected to expire unused. We concluded that the income generated from the insurance proceeds, the deferred tax liability associated with Asphalt Holdings, Inc. and other tax planning strategies increased the likelihood of utilizing the net operating loss carryforwards, and we reduced the valuation allowance by $8.6 million in 2010.

The realization of net deferred income tax assets recorded as of December 31, 2010 is dependent upon our ability to generate future taxable income in the United States. We believe it is more-likely-than not that the deferred income tax assets as of December 31, 2010 will be realized, based on expected future taxable income and potential tax planning strategies.

During the year ended December 31, 2010, we recorded a valuation allowance of $1.1 million to reduce our foreign deferred tax assets. The valuation reflects uncertainties related to our ability to utilize certain net operating losses before they expire.

St. Eustatius Tax Agreement

On June 1, 1989, the governments of the Netherlands Antilles and St. Eustatius approved a Free Zone and Profit Tax Agreement retroactive to January 1, 1989, which expired on December 31, 2000. This agreement required a subsidiary of Kaneb, which we acquired on July 1, 2005, to pay the greater of 2% of taxable income, as defined therein, or 500,000 Netherlands Antilles guilders (approximately $0.3 million) per year. The agreement further provided that any amounts paid in order to meet the minimum annual payment were available to offset future tax liabilities under the agreement to the extent that the minimum annual payment is greater than 2% of taxable income.

On February 22, 2006, we entered into a revised agreement (the 2005 Tax and Maritime Agreement) with the governments of St. Eustatius and the Netherlands Antilles. The 2005 Tax and Maritime Agreement is effective beginning January 1, 2005 and expires on December 31, 2014. Under the terms of the 2005 Tax and Maritime Agreement, we agreed to make a one-time payment of 5.0 million Netherlands Antilles guilders (approximately $2.8 million) in full and final settlement of all of our liabilities, taxes, fees, levies, charges, or otherwise (including settlement of audits) due or potentially due to St. Eustatius. We further agreed to pay an annual minimum profit tax to St. Eustatius of 1.0 million Netherlands Antilles guilders (approximately $0.6 million), beginning as of January 1, 2005. We agreed to pay the minimum annual profit tax in twelve equal monthly installments. To the extent the minimum annual profit tax exceeds 2% of taxable profit (as defined in the 2005 Tax and Maritime Agreement), we can carry forward that excess to offset future tax liabilities. If the minimum annual profit tax is less than 2% of taxable profit, we agreed to pay that difference.

Effective January 1, 2011, the Netherlands Antilles was dissolved, and St. Eustatius became part of the Netherlands. We are uncertain of the impact, if any, to our overall tax liability in St. Eustatius.

23. SEGMENT INFORMATION

Our reportable business segments consist of storage, transportation, and asphalt and fuels marketing. Our segments represent strategic business units that offer different services. We evaluate the performance of each segment based on its respective operating income, before general and administrative expenses and certain non-segmental depreciation and amortization expense. General and administrative expenses are not allocated to the operating segments since those

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

expenses relate primarily to the overall management at the entity level. Our principal operations include terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and asphalt and fuels marketing. Intersegment revenues result from storage and throughput agreements with related parties at lease rates consistent with rates charged to third parties for storage and at pipeline tariff rates based upon the published tariff applicable to all shippers.

Results of operations for the reportable segments were as follows:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)

Revenues:
Storage:
Third party revenues	$	475,624	$	444,535	$	423,730
Intersegment revenues		44,214		43,037		30,359

Total storage		519,838		487,572		454,089
Transportation:
Third party revenues		315,690		300,814		316,900
Intersegment revenues		382		1,256		878

Total transportation		316,072		302,070		317,778
Asphalt and fuels marketing:
Third party revenues		3,611,747		3,110,522		4,088,140
Intersegment revenues		4,143		-		29

Total asphalt and fuels marketing		3,615,890		3,110,522		4,088,169
Consolidation and intersegment eliminations		(48,739)		(44,293)		(31,266)

Total revenues	$	4,403,061	$	3,855,871	$	4,828,770

Depreciation and amortization expense:
Storage	$	77,071	$	70,888	$	66,706
Transportation		50,617		50,528		50,749
Asphalt and fuels marketing		20,257		19,463		14,734

Total segment depreciation and amortization expense		147,945		140,879		132,189
Other depreciation and amortization expense		5,857		4,864		3,520

Total depreciation and amortization expense	$	153,802	$	145,743	$	135,709

Operating income:
Storage	$	178,947	$	171,245	$	141,079
Transportation		148,571		139,869		135,086
Asphalt and fuels marketing		90,861		60,629		112,506
Consolidation and intersegment eliminations		276		1,170		1,352

Total segment operating income		418,655		372,913		390,023
Less general and administrative expenses		110,241		94,733		76,430
Less other depreciation and amortization expense		5,857		4,864		3,520

Total operating income	$	302,557	$	273,316	$	310,073

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revenues by geographic area are shown in the table below.

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)

United States	$	3,326,674	$	2,971,961	$	3,731,685
St. Eustatius (a)		876,595		693,808		926,690
Canada		113,238		106,989		97,762
Other		86,554		83,113		72,633

Consolidated revenues	$	4,403,061	$	3,855,871	$	4,828,770

(a)	Effective January 1, 2011, the Netherland Antilles was dissolved and St. Eustatius became part of the Netherlands.

For the years ended December 31, 2010, 2009 and 2008, no single customer accounted for more than 10% of our consolidated revenues.

Long-lived assets include property, plant and equipment, intangible assets subject to amortization and certain long-lived assets included in “Other long-term assets, net” in the consolidated balance sheets. Total amounts of long-lived assets by geographic area were as follows:

		December 31,
		2010		2009
		(Thousands of Dollars)

United States	$	3,010,753	$	2,667,559
St. Eustatius (a)		312,640		252,030
Netherlands		117,929		126,545
Canada		98,607		93,801
United Kingdom		84,556		83,144
Mexico		9,131		9,133

Consolidated long-lived assets	$	3,633,616	$	3,232,212

(a)	Effective January 1, 2011, the Netherland Antilles was dissolved and St. Eustatius became part of the Netherlands.

Total assets by reportable segment were as follows:

		December 31,
		2010		2009
		(Thousands of Dollars)

Storage	$	2,454,264	$	2,234,651
Transportation		1,256,614		1,286,533
Asphalt and fuels marketing		1,154,499		1,121,448

Total segment assets		4,865,377		4,642,632
Other partnership assets		521,016		132,041

Total consolidated assets	$	5,386,393	$	4,774,673

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Changes in the carrying amount of goodwill were as follows:

		Storage		Transportation		Asphalt and Fuels Marketing		Total
		(Thousands of Dollars)

Balance as of January 1, 2009	$	579,639	$	175,367	$	51,324	$	806,330
East Coast Asphalt Operations acquisition final purchase price allocation		-		-		1,931		1,931
Sale of assets		-		(519)		-		(519)

Balance as of December 31, 2009		579,639		174,848		53,255		807,742

Asphalt Holdings, Inc. acquisition preliminary purchase price allocation		5,528		-		-		5,528

Balance as of December 31, 2010	$	585,167	$	174,848	$	53,255	$	813,270

Capital expenditures, including acquisitions and investments in other noncurrent assets, by reportable segment were as follows:

		Year Ended December 31,
		2010		2009		2008
		(Thousands of Dollars)

Storage	$	241,491	$	137,050	$	191,696
Transportation		21,300		27,551		23,117
Asphalt and fuels marketing		26,387		21,458		787,733
Other partnership assets		27,147		22,708		9,808

Total capital expenditures	$	316,325	$	208,767	$	1,012,354

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

24. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

NuStar Energy has no operations and its assets consist mainly of its investments in NuStar Logistics and NuPOP, both wholly owned subsidiaries. The senior notes issued by NuStar Logistics and NuPOP are fully and unconditionally guaranteed by NuStar Energy, and both NuStar Logistics and NuPOP fully and unconditionally guarantee the outstanding senior notes of the other. As a result, the following condensed consolidating financial statements are being presented as an alternative to providing separate financial statements for NuStar Logistics and NuPOP.

Condensed Consolidating Balance Sheets

December 31, 2010

(Thousands of Dollars)

		NuStar Energy		NuStar Logistics	NuPOP		Non-Guarantor Subsidiaries (a)		Eliminations		Consolidated
Assets
Cash and cash equivalents	$	53	$	107,655	$-	$	73,413	$	-	$	181,121
Receivables, net		-		27,708	10,648		266,885		(3,188)		302,053
Inventories		-		1,776	6,712		405,521		(472)		413,537
Other current assets		-		10,116	1,202		31,478		-		42,796
Intercompany receivable		-		786,658	729,365		-		(1,516,023)		-

Current assets		53		933,913	747,927		777,297		(1,519,683)		939,507

Property, plant and equipment, net		-		1,006,479	614,762		1,566,216		-		3,187,457
Intangible assets, net		-		2,106	-		40,927		-		43,033
Goodwill		-		18,094	170,652		624,524		-		813,270
Investment in wholly owned subsidiaries		3,167,764		159,813	994,249		2,112,355		(6,434,181)		-
Investment in joint venture		-		-	-		69,603		-		69,603
Deferred income tax asset		-		-	-		8,138		-		8,138
Other long-term assets, net		-		267,532	26,329		31,524		-		325,385

Total assets	$	3,167,817	$	2,387,937	$2,553,919	$	5,230,584	$	(7,953,864)	$	5,386,393

Liabilities and Partners’ Equity

Current portion of long-term debt	$	-	$	832	$-	$	-	$	-	$	832
Payables		-		28,705	9,559		257,651		(3,188)		292,727
Accrued interest payable		-		21,180	8,490		36		-		29,706
Accrued liabilities		680		18,154	3,973		35,146		-		57,953
Taxes other than income tax		125		4,273	2,587		3,733		-		10,718
Income tax payable		-		1,140	-		153		-		1,293
Intercompany payable		510,812		-	-		1,005,211		(1,516,023)		-

Current liabilities		511,617		74,284	24,609		1,301,930		(1,519,211)		393,229

Long-term debt, less current portion		-		1,589,189	514,270		32,789		-		2,136,248
Long-term payable to related party		-		3,571	-		6,517		-		10,088
Deferred income tax liability		-		-	-		29,565		-		29,565
Other long-term liabilities		-		33,458	228		80,877		-		114,563
Total partners’ equity		2,656,200		687,435	2,014,812		3,778,906		(6,434,653)		2,702,700

Total liabilities and partners’ equity	$	3,167,817	$	2,387,937	$2,553,919	$	5,230,584	$	(7,953,864)	$	5,386,393

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Balance Sheets

December 31, 2009

(Thousands of Dollars)

		NuStar Energy		NuStar Logistics		NuPOP	Non-Guarantor Subsidiaries (a)		Eliminations		Consolidated

Assets
Cash and cash equivalents	$	53	$	1,602	$	-	$	60,351	$	-	$	62,006
Receivables, net		-		38,973		6,771		176,778		(10,725)		211,797
Inventories		-		1,614		1,587		386,835		(2,242)		387,794
Other current assets		-		9,132		2,233		61,757		-		73,122
Intercompany receivable		-		806,005		713,451		-		(1,519,456)		-

Current assets		53		857,326		724,042		685,721		(1,532,423)		734,719

Property, plant and equipment, net		-		947,895		626,698		1,453,603		-		3,028,196
Intangible assets, net		-		2,247		-		41,880		-		44,127
Goodwill		-		18,094		170,652		618,996		-		807,742
Investment in wholly owned subsidiaries		2,986,970		118,299		873,422		1,907,118		(5,885,809)		-
Investment in joint venture		-		-		-		68,728		-		68,728
Deferred income tax asset		-		-		-		13,893		-		13,893
Other long-term assets, net		49		21,942		26,392		28,885		-		77,268

Total assets	$	2,987,072	$	1,965,803	$	2,421,206	$	4,818,824	$	(7,418,232)	$	4,774,673

Liabilities and Partners’ Equity
Current portion of long-term debt	$	-	$	770	$	-	$	-	$	-	$	770
Payables		944		18,566		10,654		196,805		(10,725)		216,244
Notes payable		-		20,000		-		-		-		20,000
Accrued interest payable		-		12,996		8,490		43		-		21,529
Accrued liabilities		1,191		14,380		4,652		44,472		(44)		64,651
Taxes other than income tax		125		4,183		2,280		8,946		-		15,534
Income tax payable		-		1,271		-		(1,245)		-		26
Intercompany payable		507,654		-		-		1,011,806		(1,519,460)		-

Current liabilities		509,914		72,166		26,076		1,260,827		(1,530,229)		338,754

Long-term debt, less current portion		-		1,271,750		523,326		33,917		-		1,828,993
Long-term payable to related party		-		1,082		-		6,581		-		7,663
Deferred income tax liability		-		-		-		26,909		-		26,909
Other long-term liabilities		-		3,923		883		82,580		-		87,386
Total partners’ equity		2,477,158		616,882		1,870,921		3,408,010		(5,888,003)		2,484,968

Total liabilities and partners’ equity	$	2,987,072	$	1,965,803	$	2,421,206	$	4,818,824	$	(7,418,232)	$	4,774,673

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2010

(Thousands of Dollars)

		NuStar Energy	NuStar Logistics		NuPOP		Non-Guarantor Subsidiaries (a)		Eliminations		Consolidated

Revenues	$	-	$	294,163	$	172,623	$	4,153,206	$	(216,931)	$	4,403,061
Costs and expenses		1,353		189,950		125,495		4,002,360		(218,654)		4,100,504

Operating income		(1,353)		104,213		47,128		150,846		1,723		302,557

Equity in earnings of subsidiaries		240,343		41,515		120,827		180,242		(582,927)		-
Equity in earnings of joint venture		-		-		-		10,500		-		10,500
Interest expense, net		1		(52,486)		(24,353)		(1,442)		-		(78,280)
Other income, net		-		3,163		289		12,482		-		15,934

Income before income tax expense		238,991		96,405		143,891		352,628		(581,204)		250,711
Income tax expense		21		1,303		-		10,417		-		11,741

Net income	$	238,970	$	95,102	$	143,891	$	342,211	$	(581,204)	$	238,970

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2009

(Thousands of Dollars)

		NuStar Energy	NuStar Logistics		NuPOP		Non-Guarantor Subsidiaries (a)		Eliminations		Consolidated

Revenues	$	-	$	297,929	$	153,268	$	3,441,422	$	(36,748)	$	3,855,871
Costs and expenses		2,006		184,330		112,161		3,319,305		(35,247)		3,582,555

Operating income		(2,006)		113,599		41,107		122,117		(1,501)		273,316

Equity in earnings of subsidiaries		226,881		35,864		91,716		155,481		(509,942)		-
Equity in earnings of joint venture		-		-		-		9,615		-		9,615
Interest expense, net		-		(51,715)		(24,168)		(3,501)		-		(79,384)
Other income (expense) net		-		23,078		(957)		9,738		-		31,859

Income before income tax expense		224,875		120,826		107,698		293,450		(511,443)		235,406
Income tax expense		-		1,332		-		9,199		-		10,531

Net income	$	224,875	$	119,494	$	107,698	$	284,251	$	(511,443)	$	224,875

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Income

For the Year Ended December 31, 2008

(Thousands of Dollars)

		NuStar Energy	NuStar Logistics		NuPOP		Non-Guarantor Subsidiaries (a)		Eliminations		Consolidated

Revenues	$	-	$	298,003	$	157,067	$	4,386,481	$	(12,781)	$	4,828,770
Costs and expenses		1,628		181,216		116,057		4,231,959		(12,163)		4,518,697

Operating income		(1,628)		116,787		41,010		154,522		(618)		310,073

Equity in earnings of subsidiaries		255,725		80,760		76,044		133,243		(545,772)		-
Equity in earnings of joint ventures		-		609		-		7,421		-		8,030
Interest expense, net		-		(61,792)		(24,704)		(4,322)		-		(90,818)
Other (expense) income, net		(79)		28,668		(453)		9,603		-		37,739

Income before income tax expense		254,018		165,032		91,897		300,467		(546,390)		265,024
Income tax expense		-		752		-		10,254		-		11,006

Net income	$	254,018	$	164,280	$	91,897	$	290,213	$	(546,390)	$	254,018

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2010

(Thousands of Dollars)

		NuStar Energy		NuStar Logistics		NuPOP		Non-Guarantor Subsidiaries (a)		Elim- inations		Consolidated
Net cash provided by (used in) operating activities	$	302,373	$	144,654	$	30,740	$	189,918	$	(305,185)	$	362,500

Cash flows from investing activities:
Capital expenditures		-		(109,023)		(14,621)		(146,186)		-		(269,830)
Acquisition		-		-		-		(43,026)		-		(43,026)
Investment in other long-term assets		-		-		-		(3,469)		-		(3,469)
Proceeds from sale or disposition of assets		-		25		34		2,551		-		2,610
Proceeds from insurance recoveries		-		-		-		13,500		-		13,500
Investment in subsidiaries		(245,604)		-		-		(25)		245,629		-

Net cash used in investing activities		(245,604)		(108,998)		(14,587)		(176,655)		245,629		(300,215)

Cash flows from financing activities:
Debt borrowings		-		1,076,406		-		-		-		1,076,406
Debt repayments		-		(1,401,354)		-		-		-		(1,401,354)
Senior note offering, net		-		445,431		-		-		-		445,431
Issuance of common units, net of issuance costs		240,148		-		-		-		-		240,148
General partner contribution		5,078		-		-		-		-		5,078
Partners’ contributions		-		245,604		-		25		(245,629)		-
Distributions to unitholders and general partner		(305,154)		(305,154)		-		(31)		305,185		(305,154)
Net intercompany borrowings (repayments)		3,159		19,424		(16,133)		(6,450)		-		-
Other, net		-		(3,458)		(20)		(811)		-		(4,289)

Net cash (used in) provided by financing activities		(56,769)		76,899		(16,153)		(7,267)		59,556		56,266

Effect of foreign exchange rate changes on cash		-		(6,502)		-		7,066		-		564
Net increase in cash and cash equivalents		-		106,053		-		13,062		-		119,115
Cash and cash equivalents as of the beginning of year		53		1,602		-		60,351		-		62,006

Cash and cash equivalents as of the end of year	$	53	$	107,655	$	-	$	73,413	$	-	$	181,121

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2009

(Thousands of Dollars)

		NuStar Energy		NuStar Logistics		NuPOP		Non-Guarantor Subsidiaries (a)		Elim- inations		Consolidated

Net cash provided by (used in) operating activities	$	263,017	$	103,753	$	70,433	$	32,302	$	(288,923)	$	180,582

Cash flows from investing activities:
Capital expenditures		-		(49,800)		(23,734)		(135,022)		-		(208,556)
Investment in other long-term assets		-		-		-		(211)		-		(211)
Proceeds from sale or disposition of assets		-		29,215		108		357		-		29,680
Proceeds from insurance recoveries		-		-		-		11,382		-		11,382
Investment in subsidiaries		(295,178)		-		-		(30)		295,208		-

Net cash used in investing activities		(295,178)		(20,585)		(23,626)		(123,524)		295,208		(167,705)

Cash flows from financing activities:
Debt borrowings		-		1,608,188		-		-		-		1,608,188
Debt repayments		-		(1,641,119)		-		-		-		(1,641,119)
Issuance of common units, net of issuance costs		288,761		-		-		-		-		288,761
General partner contribution		6,155		-		-		-		-		6,155
Partners’ contributions		-		295,178		-		30		(295,208)		-
Distributions to unitholders and general partner		(263,896)		(263,896)		-		(25,027)		288,923		(263,896)
Net intercompany borrowings (repayments)		1,141		(80,506)		(47,483)		126,848		-		-
Other, net		-		(1,982)		20		1,201		-		(761)

Net cash provided by (used in) financing activities		32,161		(84,137)		(47,463)		103,052		(6,285)		(2,672)

Effect of foreign exchange rate changes on cash		-		2,569		-		3,857		-		6,426

Net increase (decrease) in cash and cash equivalents		-		1,600		(656)		15,687		-		16,631
Cash and cash equivalents as of the beginning of year		53		2		656		44,664		-		45,375

Cash and cash equivalents as of the end of year	$	53	$	1,602	$	-	$	60,351	$	-	$	62,006

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Condensed Consolidating Statements of Cash Flows

For the Year Ended December 31, 2008

(Thousands of Dollars)

		NuStar Energy		NuStar Logistics		NuPOP		Non-Guarantor Subsidiaries (a)		Elim- inations		Consolidated
Net cash provided by (used in) operating activities	$	239,707	$	111,078	$	34,487	$	341,873	$	(241,964)	$	485,181

Cash flows from investing activities:
Capital expenditures		-		(51,575)		(14,009)		(136,559)		-		(202,143)
Acquisition of East Coast Asphalt Operations		-		-		-		(803,184)		-		(803,184)
Other acquisitions		-		(7,027)		-		-		-		(7,027)
Proceeds from sale or disposition of assets		-		40,396		1		10,416		-		50,813
Proceeds from insurance recoveries		-		-		-		5,000		-		5,000
Other, net		-		-		-		24		-		24

Net cash used in investing activities		-		(18,206)		(14,008)		(924,303)		-		(956,517)

Cash flows from financing activities:
Debt borrowings		-		2,855,575		-		-		-		2,855,575
Debt repayments		-		(2,761,821)		-		-		-		(2,761,821)
Senior note offering, net		-		346,224		-		-		-		346,224
Issuance of common units, net of issuance costs		236,215		-		-		-		-		236,215
General partner contribution		5,025		-		-		-		-		5,025
Distributions to unitholders and general partner		(241,940)		(241,940)		-		(24)		241,964		(241,940)
Net intercompany (repayments) borrowings		(238,961)		(298,292)		(19,945)		557,198		-		-
Other, net		-		440		-		345		-		785

Net cash (used in) provided by financing activities		(239,661)		(99,814)		(19,945)		557,519		241,964		440,063

Effect of foreign exchange rate changes on cash		-		(5,340)		-		(7,850)		-		(13,190)
Net increase (decrease) in cash and cash equivalents		46		(12,282)		534		(32,761)		-		(44,463)
Cash and cash equivalents as of the beginning of year		7		12,284		122		77,425		-		89,838

Cash and cash equivalents as of the end of year	$	53	$	2	$	656	$	44,664	$	-	$	45,375

(a)	Non-guarantor subsidiaries are wholly owned by NuStar Energy, NuStar Logistics or NuPOP.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

25. QUARTERLY FINANCIAL DATA (UNAUDITED)

		First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Total
		(Thousands of Dollars, Except Per Unit Data)
2010:
Revenues	$	945,529	$	1,124,941	$	1,138,379	$	1,194,212	$	4,403,061
Operating income		39,773		102,030		90,290		70,464		302,557
Net income		19,703		99,422		68,310		51,535		238,970
Net income per unit applicable to limited partners		0.19		1.43		0.90		0.65		3.19
Cash distributions per unit applicable to limited partners		1.0650		1.0650		1.0750		1.0750		4.280

2009:
Revenues	$	634,004	$	987,842	$	1,251,247	$	982,778	$	3,855,871
Operating income		55,434		84,076		87,190		46,616		273,316
Net income		39,355		83,735		64,440		37,345		224,875
Net income per unit applicable to limited partners		0.58		1.38		1.03		0.50		3.47
Cash distributions per unit applicable to limited partners		1.0575		1.0575		1.0650		1.0650		4.245

26. SUBSEQUENT EVENTS

On February 9, 2011, we acquired 75 percent of a terminal company for approximately $54.0 million, excluding working capital of $2.4 million. The acquired company owns two terminals located in Mersin, Turkey with an aggregate 44 storage tanks and 1.3 million barrels of storage capacity. Both terminals are connected via pipelines to an offshore platform located approximately three miles off the Mediterranean Sea coast.